Exhibit 2.1
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
by and among
FIRST CHARTER CORPORATION,
FIFTH THIRD BANCORP
and
FIFTH THIRD FINANCIAL CORPORATION
DATED AS OF SEPTEMBER 14, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)
Exhibit A — Form of Affiliate Letter

Exhibit B — Form of FTPS Agreement

-iv-

Defined Term	Section
2000 Plan	1.6	(a)
Adjusted Option	1.6	(c)
Agreement	Preamble
Alternative Proposal	6.10	(a)
Alternative Transaction	6.10	(a)
BHC Act	3.1	(b)
Cash Consideration	1.4	(c)
Cash Designated Shares	1.5	(b)
Cash Election	1.4	(c)
Cash Election Shares	1.4	(c)
Certificate	1.4	(d)
Claim	6.7	(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2	(c)
Conversion Number	1.4	(c)
Covered Employees	6.6	(a)
Derivative Transactions	3.14	(a)
DPC Common Shares	1.4	(b)
Effective Time	1.2
EGTRRA	3.11	(c)
Election	2.1	(a)
Election Deadline	2.1	(c)
Election Form	2.1	(b)
Election Form Record Date	2.1	(b)
ERISA	3.11	(a)
Exchange Act	3.5	(c)
Exchange Agent	2.1	(b)
Exchange Agent Agreement	2.1	(b)
Exchange Fund	2.2
FDIC	3.1	(d)
Federal Reserve Board	3.4
First Charter	Preamble
First Charter Articles	3.1	(b)
First Charter Bank	3.1	(b)
First Charter Bank Subsidiaries	3.16	(c)
First Charter Benefit Plans	3.11	(a)
First Charter Board	3.3
First Charter Bylaws	3.1	(b)
First Charter Capitalization Date	3.2	(a)
First Charter Common Stock	1.4	(b)
First Charter Contract	3.13	(a)

i

Defined Term	Section
First Charter Disclosure Schedule	Art. III
First Charter Options	1.6	(c)
First Charter Preferred Stock	3.2	(a)
First Charter Regulatory Agreement	3.5	(b)
First Charter Requisite Regulatory Approvals	7.3	(d)
First Charter SEC Reports	3.5	(c)
First Charter Shareholder Meeting	6.3
First Charter Stock Plans	1.6	(a)
First Charter Subsidiary	3.1	(c)
Fifth Third	Preamble
Fifth Third Articles	4.1	(b)
Fifth Third Capitalization Date	4.2	(a)
Fifth Third Code of Regulations	4.1	(b)
Fifth Third Common Stock	1.4	(a)
Fifth Third Disclosure Schedule	Art. IV
Fifth Third Financial	Preamble
Fifth Third Financial Articles	4.1	(b)
Fifth Third Financial Code of Regulations	4.1	(b)
Fifth Third Preferred Stock	4.2	(a)
Fifth Third Regulatory Agreement	4.5	(b)
Fifth Third Requisite Regulatory Approvals	7.2	(d)
Fifth Third SEC Reports	4.5	(c)
Fifth Third Stock Plans	4.2	(a)
Fifth Third Subsidiary	3.1	(c)
Form S-4	3.4
FTPS	5.5
FTPS Agreement	5.5
GAAP	3.1	(c)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7	(a)
Injunction	7.1	(d)
Insurance Amount	6.7	(c)
Intellectual Property	3.18
IRS	3.10	(a)
knowledge	9.5
Leased Properties	3.17
Letter of Transmittal	2.3	(a)
Liens	3.2	(b)
Loans	3.16	(a)
Mailing Date	2.1	(b)
Market Price	1.4	(c)
Material Adverse Effect	3.8	(a)
Materially Burdensome Regulatory Condition	6.1	(b)
Merger	Recitals

ii

Defined Term	Section
Merger Consideration	1.4	(c)
Nasdaq Global Select Market	1.4	(c)
NCBCA	1.1	(a)
Non-Election	2.1	(b)
Non-Election Shares	1.4	(c)
North Carolina Articles of Merger	1.2
OGCL	1.1	(a)
Ohio Certificate of Merger	1.2
Original Merger Agreement	Recitals
Other Regulatory Approvals	3.4
Owned Properties	3.17
Permitted Encumbrances	3.17
Per Share Amount	1.4	(c)
person	9.5
Policies, Practices and Procedures	3.15	(b)
Pricing Period	1.4	(c)
Property Lease	3.20
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5	(a)
Representative	2.1	(b)
Rights Agreement	3.22	(b)
Sarbanes-Oxley Act	3.5	(c)
SEC	3.4
Securities Act	3.2	(a)
SERP	3.11	(c)
Share Ratio	1.4	(c)
SRO	3.4
Stock Consideration	1.4	(c)
Stock Designated Shares	1.5	(a)
Stock Election	1.4	(c)
Stock Election Number	2.2	(a)
Stock Election Shares	1.4	(c)
Subsidiary	3.1	(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22	(a)
Tax(es)	3.10	(b)
Tax Return	3.10	(c)
Termination Fee	8.3	(b)
Total Cash Amount	1.4	(c)
Trust Account Common Shares	1.4	(b)
Voting Debt	3.2	(a)

iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is dated as of September 14, 2007 (this “Agreement”), by and among FIRST CHARTER CORPORATION, a North Carolina corporation (“First Charter”), and FIFTH THIRD BANCORP, an Ohio corporation (“Fifth Third”) and FIFTH THIRD FINANCIAL CORPORATION, an Ohio corporation and wholly owned subsidiary of Fifth Third (“Fifth Third Financial”).
W I T N E S S E T H:
     WHEREAS, Fifth Third and First Charter entered into an Agreement and Plan of Merger, dated as of August 15, 2007 (the “Original Merger Agreement”), and they now desire to amend and restate the Original Merger Agreement to provide for the merger of First Charter with and into Fifth Third Financial, in accordance with Sections 1.1(b) and 8.4 of the Original Merger Agreement (it being understood that all references herein to “the date hereof” or “the date of this Agreement” refer to August 15, 2007, and all references to “the date of this Amended and Restated Agreement and Plan of Merger” refer to September 14, 2007);
     WHEREAS, the Boards of Directors of First Charter, Fifth Third and Fifth Third Financial have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which First Charter will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Fifth Third Financial(the “Merger”), so that Fifth Third Financial is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.

     (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Ohio (the “OGCL”) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time First Charter shall merge with and into Fifth Third Financial. Fifth Third Financial shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of First Charter shall cease.
     (b) Fifth Third may at any time change the method of effecting the combination (including by providing for the merger of First Charter and a wholly owned subsidiary of Fifth Third) if and to the extent Fifth Third deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of First Charter’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. First Charter shall, if requested by Fifth Third, enter into one or more amendments to this Agreement prior to the Effective Time to effect any change permitted by the foregoing sentence.
     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Ohio Certificate of Merger”) that shall be filed with the Secretary of State of the State of Ohio and articles of merger (the “North Carolina Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Ohio Certificate of Merger and the North Carolina Articles of Merger.
     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 55-11-06 of the NCBCA.
     1.4 Conversion of First Charter Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Fifth Third Financial, First Charter or the holder of any of the following securities:
     (a) Each share of common stock, no par value per share, of Fifth Third (the “Fifth Third Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
     (b) All shares of common stock, no par value per share, of First Charter issued and outstanding immediately before the Effective Time (the “First Charter Common Stock”) that are owned, directly or indirectly, by First Charter or Fifth Third (other than shares of First Charter Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) and other than shares of First Charter Common Stock held, directly or indirectly, by First Charter or Fifth Third in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Fifth Third and no other consideration shall be delivered in exchange therefor.

     (c) Subject to Sections 1.4(e) and 1.5, each share of First Charter Common Stock, except for shares of First Charter Common Stock owned by First Charter or Fifth Third or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:
     (i) for each share of First Charter Common Stock with respect to which an election to receive Fifth Third Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), that fraction of a fully paid and nonassessable share of Fifth Third Common Stock equal to the amount, rounded to the nearest one ten-thousandth (the “Conversion Number”) derived by dividing the Per Share Amount by the Market Price (the “Stock Consideration”) (collectively, the “Stock Election Shares”);
     (ii) for each share of First Charter Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), an amount in cash equal to the Per Share Amount (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”) (collectively, the “Cash Election Shares”); or
     (iii) for each share of First Charter Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Fifth Third such Stock Consideration or Cash Consideration, each as is determined in accordance with Section 1.5(b), provided that the total amount of cash payable hereunder (the “Total Cash Amount”) shall be equal to, as nearly as practicable, but in no event shall exceed the product of (x) the Cash Consideration, (y) 30% and (z) the number of shares of First Charter Common Stock issued and outstanding immediately prior to the Effective Time. The calculations required by this Section 1.4(c) shall be prepared jointly by Fifth Third and First Charter prior to the Closing Date.
     (iv) “Market Price” means the arithmetic average of the last reported per share sales prices of Fifth Third Common Stock on the Nasdaq Global Select Market System (the “Nasdaq Global Select Market”) as reported by The Wall Street Journal for each of the five full consecutive Nasdaq Global Select Market trading days ending on the trading day immediately before the Closing Date (the “Pricing Period”).
     (v) “Per Share Amount” means USD $31.00.
     (d) All of the shares of First Charter Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of First Charter Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of First Charter Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and

Section 2.3(f), as well as any dividends to which holders of First Charter Common Stock become entitled in accordance with Section 2.3(c).
     (e) If, during the Pricing Period, the outstanding shares of Fifth Third Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Conversion Number.
     (f) Each share of Common Stock, par value $1.00 per share, of Fifth Third Financial issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.
     1.5 Proration.
     (a) Within five business days after the Effective Time, Fifth Third shall cause the Exchange Agent to effect the allocation among the holders of First Charter Common Stock of rights to receive Fifth Third Common Stock or cash in the Merger in accordance with the Election Forms as follows:
     (i) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Total Cash Amount, then:
     (A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration,
     (B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Stock Consideration (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration, and
     (C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.
     (ii) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Total Cash Amount, then:
     (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration,
     (B) the Exchange Agent shall then select first from among the Non-Election Shares, by a pro rata selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration, and
     (C) the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.
     (iii) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.
     (b) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by First Charter and Fifth Third before the Effective Time.
     1.6 Stock Options and Other Stock-Based Awards.
     (a) Unless otherwise noted, the provisions of this Section 1.6 pertain to all plans sponsored by First Charter under which options and other stock-based amounts are awarded, including: (i) Restricted Stock Award Program, (ii) Comprehensive Stock Option Plan, (iii) 1999 Employee Stock Purchase Plan, (iv) 2000 Omnibus Stock Option and Award Plan (the “2000 Plan”), (v) Stock Option Plan for Non-Employee Directors and (vi) Carolina First Bancshares, Inc. Amended 1990 Stock Option Plan, all as amended, and the award agreements thereunder (collectively, the “First Charter Stock Plans”); provided, however, that any accelerated vesting performed pursuant to this Section 1.6 shall only be performed if required by the terms of the applicable First Charter Stock Plan as in effect on the date hereof without any further action by First Charter.
     (b) As of the Effective Time, in accordance with the terms of the applicable First Charter Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the First Charter Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such First Charter Stock Plans.
     (c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of First Charter Common Stock granted to employees or directors of First Charter or any of its Subsidiaries under any of the First Charter Stock Plans that is outstanding immediately before the Effective Time (collectively, the “First Charter Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such First Charter Option immediately before the Effective Time (taking into account any accelerated vesting of such First Charter Options in accordance with the terms thereof, including terms approved by the First Charter Board before the date of this Agreement as described on Section 1.6(c) of the First Charter Disclosure Schedule (as defined in Article III)), the number of whole shares of Fifth Third Common Stock that is equal to the number of shares of First Charter Common Stock subject to such First Charter Option immediately before the Effective Time multiplied by the Conversion Number (rounded down to the nearest whole share), at an exercise price per share of Fifth Third Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of First Charter Common Stock subject to such First Charter Option immediately before the Effective Time divided by the Conversion Number.
     (d) With respect to awards of Performance Shares (as defined therein) under the 2000 Plan, as of the Effective Time (i) all performance objectives with respect to such Performance Shares shall be deemed to be satisfied to the extent necessary to earn 100% of the Performance Shares, (ii) the performance period shall be deemed to be complete and (iii) such Performance Shares shall be converted to Actual PSAs (as defined in the Performance Share Award Agreements under the 2000 Plan) and (iv) the Actual PSAs shall be paid out as soon as practicable in accordance with the 2000 Plan (but in no event later than 10 days after the Effective Time).
     (e) With respect to awards of Restricted Stock (as defined in each of the referenced plans) under the 2000 Plan and the Restricted Stock Award Program, as of the Effective Time (i) all restrictions with respect to such Restricted Stock shall be deemed to have lapsed, (ii) the restriction period shall be deemed to have ended and (iii) such Restricted Stock shall entitle the participant to make an election pursuant to Section 2.1.
     (f) As of the Effective Time, Fifth Third shall assume the obligations and succeed to the rights of First Charter under the First Charter Stock Plans with respect to the Adjusted Options. First Charter and Fifth Third agree that before the Effective Time each of the First Charter Stock Plans shall be amended, to the extent possible without requiring shareholder approval of such amendments, if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of First Charter Options granted to any employee or director of First Charter or any of its Subsidiaries under a First Charter Stock Plan that is outstanding immediately before the Effective Time pursuant to this Section 1.6 and the substitution of Fifth Third for First Charter thereunder to the extent appropriate to effectuate the assumption of such First Charter Stock Plans by Fifth Third. From and after the Effective Time, all references to First Charter (other than any references relating to a “change in control” of First Charter) in each First Charter Stock Plan and in each agreement evidencing any award of First Charter Options shall be deemed to refer to Fifth Third, unless Fifth Third determines otherwise.
     (g) Fifth Third shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Fifth Third Common Stock for delivery upon exercise of the Adjusted Options. Within two business days of the Closing Date, Fifth Third shall file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Fifth Third Common Stock necessary to fulfill Fifth Third’s obligations under this Section 1.6.

     1.7 Articles of Incorporation of Fifth Third Financial. At the Effective Time, the Fifth Third Financial Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.8 Code of Regulations of Fifth Third Financial. At the Effective Time, the Fifth Third Financial Code of Regulations shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
     1.10 Board of Directors. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Fifth Third Financial.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1 Election Procedures. Each holder of record of shares of First Charter Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:
     (a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (each, an “Election”) (i) the number of shares of First Charter Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of First Charter Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.
     (b) Before the Effective Time, Fifth Third shall appoint a bank or trust company mutually agreeable to First Charter, or Fifth Third’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent ( the “Exchange Agent”) hereunder. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as First Charter and Fifth Third shall mutually agree (the “Election Form”), shall be mailed no more than 40 business days and no less than 26 business days before the anticipated Effective Time or on such earlier date as First Charter and Fifth Third shall mutually agree (the “Mailing Date”) to each Holder as of five business days before the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.1, to (i) elect to receive the Cash Consideration for all of the shares of First Charter Common Stock held by such Holder in accordance with Section 1.4(c), (ii) elect to receive the Stock Consideration for all of such shares in accordance with Section 1.4(c), (iii) elect to receive the Stock Consideration for a part of such Holder’s First Charter Common Stock and the Cash Consideration for the remaining part of such Holder’s First Charter Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Fifth Third Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of First Charter Common Stock held by such Representative for a particular beneficial owner. Any shares of First Charter Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.
     (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Charlotte, North Carolina time, on the day indicated on the Election Form (or such other time and date as Fifth Third and First Charter may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur before the 25th day following the Mailing Date or after the business day prior to Closing Date. Fifth Third shall use all reasonable efforts to make available as promptly as possible an Election Form to any Holder who requests such Election Form following the initial mailing of the Election Forms and before the Election Deadline. First Charter shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of First Charter Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Holder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of First Charter Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his or her Election by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or before the Election Deadline. Fifth Third shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.
     2.2 Deposit of Merger Consideration. At or before the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Fifth Third Common Stock sufficient to deliver, and Fifth Third shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Fifth Third shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

     2.3 Delivery of Merger Consideration.
     (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) that immediately before the Effective Time represented outstanding shares of First Charter Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).
     (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of First Charter Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor in respect of the shares of First Charter Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.
     (c) No dividends or other distributions with respect to Fifth Third Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Fifth Third Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Fifth Third Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Fifth Third Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Fifth Third Common Stock issuable with respect to such Certificate.
     (d) In the event of a transfer of ownership of a Certificate representing First Charter Common Stock that is not registered in the stock transfer records of First Charter, the proper amount of cash and/or shares of Fifth Third Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such First Charter Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Fifth Third that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Fifth Third) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock otherwise payable pursuant to this Agreement to any holder of First Charter Common Stock such amounts as the Exchange Agent or Fifth Third, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Fifth Third, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of First Charter Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Fifth Third, as the case may be.
     (e) After the Effective Time, there shall be no transfers on the stock transfer books of First Charter of the shares of First Charter Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of First Charter Common Stock that occurred before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.
     (f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former shareholder of First Charter who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Per Share Amount by (ii) the fraction of a share (after taking into account all shares of First Charter Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Fifth Third Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.
     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of First Charter as of the first anniversary of the Effective Time may be paid to Fifth Third. In such event, any former shareholders of First Charter who have not theretofore complied with this Article II shall thereafter look only to Fifth Third with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each share of First Charter Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fifth Third, Fifth Third Financial, First Charter, the Exchange Agent or any other person shall be liable to any former holder of shares of First

Charter Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Fifth Third or the Exchange Agent, the posting by such person of a bond in such amount as Fifth Third may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST CHARTER CORPORATION
     Except as disclosed in the disclosure schedule (the “First Charter Disclosure Schedule”) delivered by First Charter to Fifth Third before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of First Charter’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on First Charter, First Charter hereby represents and warrants to Fifth Third as follows:
     3.1 Corporate Organization.
     (a) First Charter is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. First Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     (b) First Charter is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Articles of Incorporation of First Charter, as amended (the “First Charter Articles”), and the Bylaws of First Charter (the “First Charter Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Fifth Third. First Charter Bank (“First Charter Bank”) is incorporated under the laws of the State of North Carolina.

     (c) Each of First Charter’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each First Charter Subsidiary, copies of which have previously been made available to Fifth Third, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “First Charter Subsidiary” and “Fifth Third Subsidiary” shall mean any direct or indirect Subsidiary of First Charter or Fifth Third, respectively.
     (d) The deposit accounts of First Charter Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
     3.2 Capitalization.
     (a) The authorized capital stock of First Charter consists of 100,000,000 shares of First Charter Common Stock, of which, as of August 14, 2007 (the “First Charter Capitalization Date”), 34,684,023 shares were issued and outstanding, including shares of Restricted Stock (as referenced in Section 1.6(e)), and 2,000,000 shares of preferred stock, no par value (the “First Charter Preferred Stock”), of which, as of the First Charter Capitalization Date, no shares were issued and outstanding. As of the First Charter Capitalization Date, no shares of First Charter Common Stock or First Charter Preferred Stock were reserved for issuance except for (i) shares of First Charter Common Stock reserved for issuance in connection with stock options under the First Charter Stock Plans, of which 1,224,037 were outstanding as of the First Charter Capitalization Date, and (ii) shares of junior participating preferred stock and common stock pursuant to the Stockholder Protection Rights Agreement dated July 19, 2000. All of the issued and outstanding shares of First Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of First Charter having the right to vote on any matters on which its shareholders may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the First Charter Stock Plans as set forth herein, the 2007 Dividend Reinvestment and Stock Purchase Plan, the First Charter Retirement Savings Plan, and the Amended and Restated Deferred Compensation Plan for Non-Employee Directors, First Charter does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt or any other equity securities of First Charter or any securities representing the right to purchase or otherwise receive any shares of First Charter Common Stock, First Charter

Preferred Stock, Voting Debt or other equity securities of First Charter. As of the date of this Agreement, and except as set forth in Section 3.2 of the First Charter Disclosure Schedule, there are no contractual obligations of First Charter or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of First Charter or any equity security of First Charter or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of First Charter or its Subsidiaries or (ii) pursuant to which First Charter or any of its Subsidiaries is or could be required to register shares of First Charter capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than the First Charter Options or as set forth on Section 3.2(a) of the First Charter Disclosure Schedule, no equity-based awards are outstanding as of the First Charter Capitalization Date. Except as set forth on Section 3.2(a) of the First Charter Disclosure Schedule, since January 1, 2007 through the date hereof, First Charter has not (A) issued or repurchased any shares of First Charter Common Stock, Voting Debt or other equity securities of First Charter other than (1) the issuance of shares of First Charter Common Stock in connection with the exercise of stock options to purchase First Charter Common Stock granted under the First Charter Stock Plans that were outstanding on January 1, 2007 or (2) shares repurchased pursuant to the authority of the First Charter Board as described in the First Charter SEC Reports, or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the First Charter Stock Plans. Each option granted under a First Charter Stock Plan (1) was granted in compliance with all applicable laws and all the terms and conditions of the First Charter Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of First Charter Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the option granted under a First Charter Stock Plan was actually granted, and (4) qualified for the tax and accounting treatment afforded to such option granted under a First Charter Stock Plan in a First Charter’s tax returns and First Charter’s financial statements, respectively; provided, however, that First Charter Options granted under the 1999 Employee Stock Purchase Plan, as amended, were issued at a discount to the fair market value of a share of First Charter Common Stock on such date in accordance with the terms of such plan.
     (b) Except as set forth on Section 3.2(b) of the First Charter Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Charter are owned by First Charter, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such First Charter Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     (c) Section 3.2(c) of the First Charter Disclosure Schedule sets forth First Charter’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a First Charter Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

     3.3 Authority; No Violation.
     (a) First Charter has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of First Charter (the “First Charter Board”). The First Charter Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of First Charter and its shareholders and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to First Charter’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of the holders of 75% of the outstanding shares of First Charter Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of First Charter are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Charter and (assuming due authorization, execution and delivery by Fifth Third) constitutes the valid and binding obligation of First Charter, enforceable against First Charter in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
     (b) Neither the execution and delivery of this Agreement by First Charter nor the consummation by First Charter of the transactions contemplated hereby, nor compliance by First Charter with any of the terms or provisions of this Agreement, will (i) violate any provision of the First Charter Articles or the First Charter Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to First Charter, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Charter or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Charter or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
     3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Federal Reserve Act, as amended, and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of First Charter’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(d), (d) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of the Nasdaq Global Select Market Global Select Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this Agreement and approval of listing of such Fifth Third Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by First Charter of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by First Charter of this Agreement.
     3.5 Reports; Regulatory Matters.
     (a) Except as set forth on Section 3.5(a) of the First Charter Disclosure Schedule, First Charter and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO, and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of First Charter and its Subsidiaries, or as disclosed in the First Charter SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the First Charter Disclosure Schedule or as disclosed in the First Charter SEC Reports, since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or

Governmental Entity with respect to any report or statement relating to any examinations or inspections of First Charter or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of First Charter or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in First Charter’s ordinary course of business or as disclosed in the First Charter SEC Reports).
     (b) Except as set forth on Section 3.5(b) of the First Charter Disclosure Schedule or as disclosed in the First Charter SEC Reports, neither First Charter nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004 a recipient of any supervisory letter from, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each item in this sentence, a “First Charter Regulatory Agreement”), nor has First Charter or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Charter Regulatory Agreement. Except as set forth on Section 3.5(b) of the First Charter Disclosure Schedules, to the knowledge of First Charter, there has not been any event or occurrence since January 1, 2004 that would result in a determination that First Charter Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.
     (c) First Charter has previously made available to Fifth Third an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by First Charter since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date of this Agreement (the “First Charter SEC Reports”). No such First Charter SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all First Charter SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of First Charter has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
     3.6 Financial Statements.
     (a) The financial statements of First Charter and its Subsidiaries included (or incorporated by reference) in the First Charter SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of

First Charter and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Charter and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of First Charter and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has served as independent registered public accountant for First Charter for all periods covered in the First Charter SEC Reports; such firm has not resigned or been dismissed as independent public accountants of First Charter as a result of or in connection with any disagreements with First Charter on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (b) Neither First Charter nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Charter included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.
     (c) Except as set forth on Section 3.6(c) of the First Charter Disclosure Schedules, since December 31, 2006, (i) through the date hereof, neither First Charter nor any of its Subsidiaries nor, to the knowledge of the officers of First Charter, any director, officer, employee, auditor, accountant or representative of First Charter or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Charter or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Charter or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Charter or any of its Subsidiaries, whether or not employed by First Charter or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Charter or any of its officers, directors, employees or agents to the First Charter Board or any committee thereof or to any director or officer of First Charter.
     3.7 Broker’s Fees. Neither First Charter nor any First Charter Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the First Charter Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Fifth Third.

     3.8 Absence of Certain Changes or Events.
     (a) Except as set forth in the First Charter SEC Reports, since December 31, 2006, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on First Charter. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Fifth Third, First Charter or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby, or (E) actions or omissions of Fifth Third or First Charter taken with the prior written consent of the other in contemplation of the transactions contemplated hereby) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.
     (b) Since December 31, 2006 through and including the date of this Agreement, First Charter and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
     (c) Except as set forth on Section 3.8 of the First Charter Disclosure Schedule, since December 31, 2006, neither First Charter nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the First Charter Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any stock appreciation rights or options to purchase shares of First Charter Common Stock, any restricted shares of First Charter Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the First Charter Stock Plans, (iii) changed any accounting methods, principles or practices of First Charter or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down or other labor disturbance.

     3.9 Legal Proceedings.
     (a) Except as disclosed on Section 3.9 of the First Charter Disclosure Schedule and for routine loan collection or foreclosure actions initiated by First Charter Bank in the ordinary course of business, neither First Charter nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of First Charter’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against First Charter or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the First Charter Disclosure Schedule and none of the routine loan collection or foreclosure actions initiated by First Charter Bank in the ordinary course of business would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Charter.
     (b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon First Charter, any of its Subsidiaries or the assets of First Charter or any of its Subsidiaries.
     3.10 Taxes and Tax Returns.
     (a) Each of First Charter and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (except as set forth on Section 3.10(a) of the First Charter Disclosure Schedule, all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as set forth on Section 3.10(a) of the First Charter Disclosure Schedule, First Charter and its Subsidiaries are not subject to examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon First Charter or any of its Subsidiaries for which First Charter does not have reserves that are adequate under GAAP. Neither First Charter nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Charter and its Subsidiaries). Within the past five years, neither First Charter nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither First Charter nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by First Charter or any of its Subsidiaries. Neither First Charter nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

     (b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
     (c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes First Charter or any of its Subsidiaries.
     3.11 Employee Matters.
     (a) Section 3.11(a) of the First Charter Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of First Charter or any of its Subsidiaries entered into, maintained or contributed to by First Charter or any of its Subsidiaries or to which First Charter or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “First Charter Benefit Plans”).
     (b) With respect to each First Charter Benefit Plan, First Charter has made available to Fifth Third true, complete and correct copies of the following (as applicable): (i) the written document evidencing such First Charter Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such First Charter Benefit Plan; and (ix) a list of each person who has options to purchase First Charter Common Stock or has units or other awards outstanding under any stock option or other equity-based plan, program or arrangement sponsored by First Charter or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the First Charter Disclosure Schedule sets forth as of June 30, 2007 the accrued liability for any such plans, programs and arrangements.
     (c) Except as set forth on Section 3.11(c) of the First Charter Disclosure Schedule: (i) First Charter and each of its Subsidiaries have operated and administered each First Charter

Benefit Plan in substantial compliance with all applicable laws and the terms of each such plan; (ii) each First Charter Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of First Charter, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such First Charter Benefit Plan; (iii) each such First Charter Benefit Plan has received a favorable determination letter from the IRS (covering all changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”)) that such First Charter Benefit Plan is so qualified under Section 401(a) of the Code, the scope of such determination letter is complete and does not exclude consideration of any of the qualification requirements, and nothing has occurred that will adversely affect the qualified status of any such Benefit Plan; (iv) each such First Charter Benefit Plan was timely amended and operated in compliance with all applicable changes in law, regulations and IRS requirements enacted or adopted subsequent to the required changes commonly referred to as “GUST”, including but not limited to, EGTRRA good faith amendments and amendments and operations to comply with Revenue Ruling 2001-62, IRS Notice 2001-37, Revenue Ruling 2002-27, IRS Notice 2005-5, the final and temporary regulations under Sections 401(a) (9), (k) and (m) of the Code; (v) with respect to each such First Charter Benefit Plan, either an application for a new determination letter was filed by the end of such First Charter Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied; (vi) each First Charter Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c) of the First Charter Disclosure Schedule contains (1) a list of assets that are maintained or used to informally fund such plan, (2) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (3) an analysis of the cash surrender value of the split dollar insurance policies held pursuant to the SERPs; (vii) any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii); (viii) there are no pending or, to the knowledge of First Charter, threatened or anticipated claims by, on behalf of or against any of the First Charter Benefit Plans or any assets thereof (other than routine claims for benefits); and (ix) all contributions, premiums and other payments required to be made with respect to any First Charter Benefit Plan have been made on or before their due dates under applicable law and the terms of such First Charter Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any First Charter Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of First Charter included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since June 30, 2007.
     (d) No First Charter Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither First Charter nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the First Charter Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to First Charter or any of its Subsidiaries.
     (e) Except as disclosed on Section 3.11(e) of the First Charter Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of First Charter or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.
     (f) Except as disclosed on Section 3.11(f) of the First Charter Disclosure Schedule, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any First Charter Benefit Plan or with respect to First Charter.
     (g) Except as disclosed on Section 3.11(g) of the First Charter Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of First Charter or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.
     (h) Neither First Charter nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of First Charter or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of First Charter, threatened and neither First Charter nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither First Charter nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of First Charter and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.
     (i) Section 3.11(i) of the First Charter Disclosure Schedule sets forth a true, complete and correct list of employment agreements, retention agreements and change-in-control agreements with each of First Charter’s employees, copies of which have been made available to Fifth Third. Each of the employment agreements, retention agreements and change-in-control agreements set forth on Section 3.11(i) of the First Charter Disclosure Schedule is valid and binding and in full force and effect.
     (j) Except as disclosed in Section 3.11(j) of the First Charter Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither First Charter nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.
     3.12 Compliance with Applicable Law.
     (a) First Charter and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to First Charter or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither First Charter nor any First Charter Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
     (b) Since the enactment of the Sarbanes-Oxley Act, First Charter has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the First Charter Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of First Charter who have outstanding loans from First Charter or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
     3.13 Certain Contracts.
     (a) Except as disclosed on Section 3.13 of the First Charter Disclosure Schedule, neither First Charter nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Fifth Third, Fifth Third Financial, First Charter, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of First Charter or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the First Charter SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by First Charter or, to the knowledge of First Charter, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the First Charter Disclosure Schedule, is referred to as an “First Charter Contract,” and neither First Charter nor any of its Subsidiaries knows of, or has received notice of, any material violation of any First Charter Contract by any of the other parties thereto.
     (b) (i) Each First Charter Contract is valid and binding on First Charter or its applicable Subsidiary and is in full force and effect, (ii) First Charter and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each First Charter Contract and (iii) except as set forth on Section 3.13(b) of the First Charter Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of First Charter or any of its Subsidiaries under any such First Charter Contract.
     3.14 Risk Management Instruments.
     (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any First Charter Stock Option.
     (b) All Derivative Transactions, whether entered into for the account of First Charter or any of its Subsidiaries or for the account of a customer of First Charter or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by First Charter and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of First Charter or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. First Charter and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to First Charter’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     3.15 Investment Securities and Commodities.
     (a) Except as would not reasonably be expected to have a Material Adverse Effect on First Charter, each of First Charter and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Charter or its Subsidiaries. Such securities and commodities are valued on the books of First Charter in accordance with GAAP in all material respects.
     (b) First Charter and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that First Charter believes are prudent and reasonable in the context of such businesses. Before the date hereof, First Charter has made available to Fifth Third in writing the material Policies, Practices and Procedures.
     3.16 Loan Portfolio.
     (a) Section 3.16 of the First Charter Disclosure Schedule sets forth, as of June 30, 2007 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to First Charter or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by First Charter as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of First Charter or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.
     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by First Charter or its Subsidiaries, and all such Loans purchased by First Charter or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and First Charter or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

     (c) Except as disclosed on Section 3.16 of the First Charter Disclosure Schedule or in the First Charter SEC Reports, since December 31, 2006, none of the bank Subsidiaries of First Charter (the “First Charter Bank Subsidiaries”) has incurred any unusual or extraordinary loan losses which are material to First Charter and its Subsidiaries on a consolidated basis; to First Charter’s knowledge and in light of each of the First Charter Bank Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, as of June 30, 2007, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.
     3.17 Property. First Charter or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in such First Charter SEC Reports as being owned by First Charter or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by First Charter on the date hereof or otherwise materially impair business operations at such properties, as conducted by First Charter on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by First Charter on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such First Charter SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering First Charter’s or one of its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and except as set forth on Section 3.17 of the First Charter Disclosure Schedule, is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the First Charter or one of its Subsidiaries or, to First Charter’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of First Charter, threatened condemnation proceedings against the Real Property. First Charter and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.
     First Charter currently maintains (or causes to be maintained) insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations. First Charter has not received any notice of termination, nonrenewal or premium adjustment for such policies.
     3.18 Intellectual Property. First Charter and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by First Charter and its Subsidiaries does not, to the knowledge of First Charter, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which First Charter or any Subsidiary acquired the right to use any Intellectual Property. To First Charter’s knowledge, no person is challenging, infringing on or otherwise violating any right of First Charter or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to First Charter or its Subsidiaries. Neither First Charter nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by First Charter and its Subsidiaries and, to First Charter’s knowledge, no Intellectual Property owned and/or licensed by First Charter or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of First Charter or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to First Charter’s knowledge, threatened against First Charter or any of its Subsidiaries. To the knowledge of First Charter, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of First Charter or any of its Subsidiaries. Neither First Charter nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
     3.20 Leases. Section 3.20 of the First Charter Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $100,000 to which First Charter or any Subsidiary is a party and (b) a list of each parcel of real property leased by First Charter or any Subsidiary together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on First Charter or its applicable Subsidiary and is in full force and effect. First Charter and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither First Charter nor any of its Subsidiaries is in material default under any Property Lease beyond any applicable notice and cure period.
     3.21 Securitizations. Except as provided on Section 3.21 of the First Charter Disclosure Schedule, First Charter is not a party to any agreement securitizing any of its assets.
     3.22 State Takeover Laws; Stockholder Protection Rights Agreement.
     (a) The First Charter Board has rendered inapplicable to this Agreement and the transactions contemplated hereby Sections 55-9 and 55-9A of the NCBCA and, to the knowledge of First Charter, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
     (b) First Charter has taken all necessary action to render inapplicable to any transaction among Fifth Third and First Charter that certain Stockholder Protection Rights Agreement dated as of July 19, 2000 between First Charter and Registrar and Transfer Company (the “Rights Agreement”), which will be terminated at or before the Effective Time.
     3.23 Reorganization; Approvals. As of the date of this Agreement, First Charter (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
     3.24 Opinion. Before the execution of this Agreement, the First Charter Board has received an opinion from Keefe Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of First Charter from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
     3.25 First Charter Information. The information relating to First Charter and its Subsidiaries that is provided by First Charter or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to First Charter and other portions within the reasonable control of First Charter will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD BANCORP AND FIFTH
THIRD FINANCIAL CORPORATION
     Except as disclosed in the disclosure schedule (the “Fifth Third Disclosure Schedule”) delivered by Fifth Third to First Charter before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Fifth Third’s or Fifth Third Financial’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Fifth Third, Fifth Third and Fifth Third Financial jointly and severally hereby represent and warrant to First Charter as follows:
     4.1 Corporate Organization.
     (a) Each of Fifth Third and Fifth Third Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Each of Fifth Third and Fifth Third Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     (b) Fifth Third is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Second Amended Articles of Incorporation of Fifth Third, as amended (the “Fifth Third Articles”) and Code of Regulations of Fifth Third (the “Fifth Third Code of Regulations”), as in effect as of the date of this Agreement, have previously been made available to First Charter. True, complete and correct copies of the Fifth Third Financial Articles (the “Fifth Third Financial Articles”) and Code of Regulations of Fifth Third Financial (the “Fifth Third Financial Code of Regulations”), as in effect as of the date of this Amended and Restated Agreement and Plan of Merger, have previously been made available to First Charter.
     (c) Each Fifth Third Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.
     4.2 Capitalization.
     (a) The authorized capital stock of Fifth Third consists of 1,300,000,000 shares of Fifth Third Common Stock, of which, as of July 31, 2007 (the “Fifth Third Capitalization Date”), 535,235,033 shares were issued and outstanding, and 500,000 shares of preferred stock, no par value (the “Fifth Third Preferred Stock”), of which, as of the Fifth Third Capitalization Date, (i) 7,250 shares were authorized and 7,250 shares were issued and outstanding as Series D Preferred Stock, and (ii) 2,000 shares were authorized and 2,000 shares were issued and outstanding as Series E Preferred Stock. As of the Fifth Third Capitalization Date, no shares of Fifth Third Common Stock or Fifth Third Preferred Stock were reserved for issuance, except for no more than 8,000,000 shares of Fifth Third Common Stock reserved for issuance pursuant to the equity-based compensation plans of Fifth Third or a Subsidiary of Fifth Third in effect as of the date of this Agreement (the “Fifth Third Stock Plans”). All of the issued and outstanding shares of Fifth Third Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Fifth Third is issued or outstanding. As of the Fifth Third Capitalization Date, except pursuant to this Agreement, the Fifth Third Stock Plans, the terms of the Fifth Third Preferred Stock and stock repurchase plans entered into by Fifth Third from time to time, Fifth Third does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Fifth Third Common Stock, Fifth Third Preferred Stock, Voting Debt of Fifth Third or any other equity securities of Fifth Third or any securities representing the right to purchase or otherwise receive any shares of Fifth Third Common Stock, Fifth Third Preferred Stock, Voting Debt of Fifth Third or other equity securities of Fifth Third. The shares of Fifth Third Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Fifth Third are owned by Fifth Third, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.
     (c) The authorized capital stock of Fifth Third Financial consists of 800 shares of Fifth Third Financial, of which, as of the date of this Amended and Restated Agreement and Plan of Merger, 100 shares were issued and outstanding and all such 100 shares were beneficially owned by Fifth Third.
     4.3 Authority; No Violation.
     (a) Each of Fifth Third and Fifth Third Financial has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the respective Boards of Directors of Fifth Third and Fifth Third Financial (by the unanimous vote of all directors present) and no other corporate proceedings on the part of Fifth Third or Fifth Third Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fifth Third and Fifth Third Financial and (assuming due authorization, execution and delivery by First Charter) constitutes the valid and binding obligations of Fifth Third and Fifth Third Financial, enforceable against Fifth Third and Fifth Third Financial in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
     (b) Neither the execution and delivery of this Agreement by Fifth Third or Fifth Third Financial, nor the consummation by Fifth Third or Fifth Third Financial of the transactions contemplated hereby, nor compliance by Fifth Third or Fifth Third Financial with any of the terms or provisions of this Agreement, will (i) violate any provision of the Fifth Third Articles or the Fifth Third Code of Regulations, or the Fifth Third Financial Articles or Fifth Third Financial Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Fifth Third, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
     4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (d) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Select Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this

Agreement and approval of listing of such Fifth Third Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Fifth Third or Fifth Third Financial of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Fifth Third or Fifth Third Financial of this Agreement.
     4.5 Reports; Regulatory Matters.
     (a) Fifth Third and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Fifth Third and its Subsidiaries, or as disclosed in the Fifth Third SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of Fifth Third, investigation into the business, disclosures or operations of Fifth Third or any of its Subsidiaries. Since January 1, 2004, except as disclosed in the Fifth Third SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Fifth Third, investigation into the business, disclosures or operations of Fifth Third or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Fifth Third or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Fifth Third or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Fifth Third’s ordinary course of business or as disclosed in the Fifth Third SEC Reports).
     (b) Except as disclosed in the Fifth Third SEC Reports, neither Fifth Third nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Fifth Third Regulatory Agreement”), nor has Fifth Third or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fifth Third Regulatory Agreement.
     (c) Fifth Third has previously made available to First Charter an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Fifth Third pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the “Fifth Third SEC Reports”) and (ii) communication mailed by Fifth Third to its shareholders since January 1, 2004 and before the date of this Agreement. No such Fifth Third SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Fifth Third SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Fifth Third has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
     4.6 Financial Statements.
     (a) The financial statements of Fifth Third and its Subsidiaries included (or incorporated by reference) in the Fifth Third SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Fifth Third and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has served as independent registered public accountant for Fifth Third for all periods covered in the Fifth Third SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Fifth Third as a result of or in connection with any disagreements with Fifth Third on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (b) Neither Fifth Third nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Fifth Third included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.
     (c) Since December 31, 2006, (i) through the date hereof, neither Fifth Third nor any of its Subsidiaries nor, to the knowledge of the officers of Fifth Third, any director, officer, employee, auditor, accountant or representative of Fifth Third or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fifth Third or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fifth Third or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Fifth Third or any of its Subsidiaries, whether or not employed by Fifth Third or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Fifth Third or any of its officers, directors, employees or agents to the Board of Directors of Fifth Third or any committee thereof or to any director or officer of Fifth Third.
     4.7 Broker’s Fees. Neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Fifth Third Disclosure Schedule.
     4.8 Absence of Certain Changes or Events.
     (a) Since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Fifth Third.
     (b) Since December 31, 2006 through and including the date of this Agreement, Fifth Third and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
     4.9 Legal Proceedings.
     (a) Except as disclosed in the Fifth Third SEC Reports or in Section 4.9 of the Fifth Third Disclosure Schedule, none of Fifth Third or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Fifth Third’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or any of its Subsidiaries.
     (b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Fifth Third, any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries.
     4.10 Taxes and Tax Returns. Each of Fifth Third and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as disclosed in the Fifth Third SEC Reports or in Section 4.10 of the Fifth Third Disclosure Schedule, there are no material disputes pending, or claims asserted, for Taxes or assessments upon Fifth Third or any of its Subsidiaries for which Fifth Third does not have reserves that are adequate under GAAP.
     4.11 Compliance with Applicable Law.
     (a) Fifth Third and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Fifth Third or any of its Subsidiaries.
     (b) Since the enactment of the Sarbanes-Oxley Act, Fifth Third has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.
     4.12 Reorganization; Approvals. As of the date of this Agreement, Fifth Third (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
     4.13 Aggregate Cash Consideration. Fifth Third has available to it sufficient funds to deliver the aggregate Cash Consideration.
     4.14 Fifth Third Information. The information relating to Fifth Third and its Subsidiaries that is provided by Fifth Third or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Fifth Third and Fifth Third Financial and other portions within the reasonable control of Fifth Third will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of First Charter’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Fifth Third, during the period from the date of this Agreement to the Effective Time, First Charter shall, and shall cause each First Charter Subsidiary, to:
     (a) conduct its business in the ordinary course in all material respects;
     (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and
     (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either First Charter or Fifth Third to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
     5.2 First Charter Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the First Charter Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, First Charter shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third:
     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);
     (b) (i) adjust, split, combine or reclassify any of its capital stock;
     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends per share of First Charter Common Stock consistent with past practice, subject to Section 6.14, (B) dividends paid by any of the Subsidiaries of First Charter to First Charter or to any of its wholly owned Subsidiaries, (C) the acceptance of shares of First Charter Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of First

Charter Common Stock granted under a First Charter Stock Plan, in each case in accordance with past practice and the terms of the applicable First Charter Stock Plan and related award agreements) and (D) open-market purchases pursuant to the First Charter Retirement Savings Plan, First Charter’s Amended and Restated Deferred Compensation Plan for Non-Employee Directors or First Charter’s 2007 Dividend Reinvestment and Stock Purchase Plan);
     (iii) grant any stock options, restricted shares or other equity-based award with respect to shares of First Charter Common Stock under any of the First Charter Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
     (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a First Charter Stock Plan that are outstanding as of the date of this Agreement.
     (c) except as required by applicable law or the terms of any First Charter Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of First Charter, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of First Charter or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of First Charter or any of its Subsidiaries or (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any First Charter Benefit Plan; provided, however that First Charter may enter into retention arrangements with a limited number of key employees whose retention is deemed reasonably necessary by First Charter to facilitate the consummation of the transactions contemplated hereby (which arrangements shall not extend past the Effective Time without Fifth Third’s consent);
     (d) except for sales of those properties set forth on Section 5.2(d) of the First Charter Disclosure Schedule at market prices in arm’s-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement set forth on Section 5.2(d) of the First Charter Disclosure Schedule;
     (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

     (f) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;
     (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
     (h) amend the First Charter Articles or First Charter Bylaws, or otherwise take any action to exempt any person (other than Fifth Third or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
     (i) other than in prior consultation with Fifth Third, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
     (j) commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or subjecting First Charter or any of its Subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);
     (k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
     (l) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
     (m) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $250,000;
     (n) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any First Charter Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
     (o) take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby; or
     (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

     5.3 Fifth Third Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of First Charter, during the period from the date of this Agreement to the Effective Time, Fifth Third shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Fifth Third Articles, the Fifth Third Code of Regulations, the Fifth Third Financial Articles or the Fifth Third Financial Code of Regulations in a manner that would adversely effect, the shareholders of First Charter or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.
     5.4 Loan Review. Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, First Charter agrees that on or before the Effective Time based on a review of First Charter’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, First Charter will work with Fifth Third in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to First Charter as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time. No actions taken by First Charter at the request of Fifth Third pursuant to this Section 5.4 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.
     5.5 Fifth Third Conversion. Upon the request of Fifth Third and at the sole option of Fifth Third, and if it would not cause a breach of an existing contract of First Charter to do so, First Charter shall execute and deliver to Fifth Third an agreement attached hereto as Exhibit B (“FTPS Agreement”) to convert all electronic funds transfer (“FTPS”) related services to Fifth Third, including conversion to the Jeanie® network or other network in which Fifth Third or its affiliates participates; provided, however, if compliance with Fifth Third’s request would cause a breach of an existing contract as described above, First Charter shall use all commercially reasonable efforts (which shall not include the payment of material sums if those sums are not thereafter reimbursed by Fifth Third) to negotiate with the applicable third party in order to permit First Charter to execute and perform under the FTPS Agreement. The FTPS Agreement shall provide that Fifth Third will be the exclusive provider of such services to First Charter and its banking subsidiaries. Fifth Third agrees that the cost of the conversion of First Charter to

FTPS provided by Fifth Third and conversion to the Jeanie® system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current FTPS relationships) will be paid by Fifth Third. In the event this Agreement is terminated for any reason except a material breach by First Charter, and if, in such instance, First Charter desires to convert to another provider of FTPS services, Fifth Third shall pay all costs and expenses associated with such conversion.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
     (a) Fifth Third and First Charter shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Fifth Third and First Charter shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and First Charter shall thereafter mail or deliver the Proxy Statement to its shareholders. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Charter shall furnish all information concerning First Charter and the holders of First Charter Common Stock as may be reasonably requested in connection with any such action.
     (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. First Charter and Fifth Third shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to First Charter or Fifth Third, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Fifth Third to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to First Charter) on Fifth Third, First Charter or the Surviving Corporation (a “Materially Burdensome Regulatory Condition”).

     (c) Each of Fifth Third and First Charter shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, First Charter or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) Each of Fifth Third and First Charter shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Fifth Third Requisite Regulatory Approval or First Charter Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.
     6.2 Access to Information; Confidentiality.
     (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of First Charter and Fifth Third shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by First Charter, information concerning Fifth Third that is reasonably related to the prospective value of Fifth Third Common Stock or to Fifth Third’s or Fifth Third Financial’s ability to consummate the transactions contemplated hereby). Neither First Charter nor Fifth Third, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).
     (c) All information and materials provided by First Charter pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Fifth Third and Keefe Bruyette & Woods, Inc. on behalf of First Charter dated July 2, 2007 (the “Confidentiality Agreement”). Notwithstanding the Confidentiality Agreement, the obligations of confidentiality contained herein shall not apply to the tax structure or the tax treatment of the Merger, and each party (and their respective Representatives) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Merger and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     (d) No investigation by a party or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
     6.3 Shareholder Approval.
     (a) First Charter shall call a meeting of its shareholders (the “First Charter Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The First Charter Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. First Charter shall submit this Agreement to its shareholders at the shareholder meeting even if the First Charter Board shall have withdrawn, modified or qualified its recommendation. The First Charter Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to First Charter’s shareholders for their consideration.
     (b) Each of Fifth Third and First Charter shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by First Charter or Fifth Third or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.
     6.4 Affiliates. First Charter shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of First Charter to deliver to Fifth Third, as soon as practicable after the date of this Agreement, and before the date of the meeting of the First Charter shareholders to be held pursuant to Section 6.3, a written agreement in the form of Exhibit A.
     6.5 The Nasdaq Global Select Market Listing. Fifth Third shall cause the shares of Fifth Third Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, before the Effective Time.
     6.6 Employee Matters.
     (a) For the six-month period following the Effective Time, Fifth Third shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by, or on an authorized leave of absence from, First Charter or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and employee benefits and annual bonus opportunities provided to such Covered Employees under the First Charter Benefit Plans as in effect immediately before the Effective Time; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular First Charter Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.6, (iii) limit the right of Fifth Third or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Fifth Third or any of its Subsidiaries to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable law or pro-rata incentive plan payouts, or (iv) obligate First Charter, Fifth Third or any of their respective Subsidiaries to (A) maintain any particular First Charter Benefit Plan or (B) retain the employment of any particular employee.
     Fifth Third will offer or provide to any Covered Employee retained by Fifth Third or any affiliate of Fifth Third participation in employee benefit plans and arrangements available for similarly situated employees of Fifth Third or its affiliates or Subsidiaries. Notwithstanding the foregoing, no covered Employee shall be eligible to participate in Fifth Third’s Master Retirement Plan, which has been frozen as to new participants. In addition, Fifth Third shall not be obligated to cause any Covered Employee to participate in any defined benefit plan that is maintained by Fifth Third, or any affiliate of Fifth Third, whether or not such plan meets the requirements of Code Section 414(j).
     (b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Fifth Third or any of its Subsidiaries, other than First Charter or its Subsidiaries, Fifth Third shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with First Charter or its Subsidiaries for purposes of eligibility and vesting and benefit accrual under such employee benefit plan of Fifth Third or any of its Subsidiaries to the same extent such service was recognized immediately before the Effective Time under a comparable First Charter Benefit Plan in which such Covered Employee was a participant immediately before the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the First Charter Retirement Savings Plan immediately before the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee; and (ii) with respect to any health, dental or vision plan of Fifth Third or any of its Subsidiaries (other than First Charter and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Fifth Third or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the First Charter Benefit Plan in which such Covered Employee participated immediately before the Effective Time and (y) recognize any medical or other health expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Fifth Third or any of its Subsidiaries.
     (c) If a Covered Employee (other than temporary and/or co-operative employees) who does not have an employment, change-in-control or severance agreement with First Charter (i) is terminated by Fifth Third or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring, discontinuance of an operation, relocation of all or a part of Fifth Third’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Fifth Third’s or its Subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee must work at a location more than thirty (30) miles from his or her former location of employment or that such Covered Employee’s base salary will be materially decreased, in any case and in both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments and benefits in an amount and form as generally described in Fifth Third’s severance policy in effect immediately before the date hereof (including customary releases); provided, that the maximum severance pay amounts described in such severance policy shall not apply and shall, instead, be limited to a maximum 52 week severance pay amount, regardless of employee classification; and provided further, that such Covered Employee shall also be entitled to receive payment of COBRA premium costs for the continuation of group medical insurance benefit coverage for the Covered Employee and his or her eligible dependents for a period equal to the total number of weeks of base salary/wages available to such Covered Employee as severance pay.
     First Charter shall take whatever action necessary to terminate any and all other severance arrangements and to ensure it and Fifth Third have no other liability for any other severance payments (other than as set forth in this Section 6.6(c), and agreements disclosed in Section 3.11(i) of the First Charter Disclosure Schedule). First Charter shall cooperate with Fifth Third to effectuate the foregoing, including Fifth Third’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

     Nothing contained in this Section 6.6(c) shall be construed or interpreted to limit or modify in any way Fifth Third’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.6(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with First Charter be taken into account in determining the amount of any other benefit (including, but not limited to, an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.
     (d) From and after the Effective Time, Fifth Third shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Fifth Third, each employment agreement, retention agreement and change-in-control agreement listed on Section 3.11(i) of the First Charter Disclosure Schedule (unless otherwise agreed by Fifth Third and the applicable counterparty to such agreement) and the obligations of First Charter and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(i) of the First Charter Disclosure Schedule. Fifth Third agrees to take all action necessary to effectuate and satisfy the obligations set forth in the agreements listed in Section 3.11(i) of the First Charter Disclosure Schedule. First Charter has no contractual responsibility (and has made no promise or commitment to be responsible) for any Tax, penalty or interest imposed on any person by reason of any such agreements (or payments thereunder) that fail to satisfy the requirements of Code Section 409A.
     (e) Before the Effective Time, Fifth Third shall use its reasonable best efforts to offer to certain First Charter employees (the number and identification of which shall be made in the absolute and sole discretion of Fifth Third in coordination with the President of First Charter) retention agreements to assist in the voluntary retention of First Charter employees following the Effective Time. However, notwithstanding any possible inferences to the contrary, neither First Charter, Fifth Third nor their respective Subsidiaries intend for this Section 6.6(e) to create any rights or obligations except as between First Charter, its Subsidiaries and Fifth Third and its Subsidiaries, and no past, present or future employees of First Charter or its Subsidiaries shall be treated as third-party beneficiaries of this Section 6.6(e).
     (f) If Fifth Third so requests (which request shall be made no less than 30 days prior to the Effective Time), First Charter shall take any and all actions required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all First Charter Benefits Plans immediately prior to the Effective Time, and, if requested by Fifth Third, to implement any such actions.
     First Charter shall provide to Fifth Third at least fifteen (15) days prior to the Effective Time, documentation that shows that the requirements of Code Sections 401(a)(4), 404, 410(b), 412, 415, 416 and 401(k)(3) and (m)(2) are met by or with respect to each First Charter Benefit Plan subject to such requirements as to the plan’s latest three (3) plan years which have ended prior to the date of this Agreement.

     6.7 Indemnification; Directors’ and Officers’ Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of First Charter or any of its Subsidiaries or who is or was serving at the request of First Charter or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Charter or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7 of the First Charter Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Fifth Third pursuant to Section 6.8, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.
     (b) From and after the Effective Time, Fifth Third shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Charter or any Subsidiary of First Charter, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Fifth Third pursuant to Section 6.8.
     (c) Fifth Third shall cause the individuals serving as officers and directors of First Charter or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by First Charter (provided that Fifth Third may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Fifth Third be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by First Charter (which current amount is set forth on Section 6.7 of the First Charter Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Fifth Third is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Fifth Third shall obtain as much comparable insurance as is available for the Insurance Amount.
     (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of First Charter, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Fifth Third’s sole expense, take all such necessary action as may be reasonably requested by Fifth Third.
     6.9 Advice of Changes. Each of Fifth Third, Fifth Third Financial and First Charter shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     6.10 No Solicitation.
     (a) None of First Charter, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of First Charter or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving First Charter or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render the Rights Agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby. Notwithstanding the foregoing, the First Charter Board and its representatives shall be permitted, before the approval of this Agreement by First Charter’s shareholders, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to First Charter than, those contained in the Confidentiality Agreement, to furnish nonpublic information regarding First Charter to a person, and to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by First Charter and, in connection with such Alternative Proposal, to render inapplicable to such person the Rights Agreement, if and only to the extent that and so long as the First Charter Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.
     As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Fifth Third or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of First Charter Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from First Charter or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving First Charter (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than Fifth Third or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of First Charter and securities of the entity surviving any merger or business combination including any of First Charter’s Subsidiaries) of First Charter, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of First Charter and its Subsidiaries, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving First Charter or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of First Charter immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of First Charter Common Stock immediately before the consummation thereof.
     (b) First Charter shall notify Fifth Third promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to First Charter or any of its Subsidiaries or for access to the properties, books or records of First Charter or any Subsidiary by any person that informs the First Charter Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Fifth Third shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of First Charter or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. First Charter shall keep Fifth Third fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. First Charter shall also promptly, and in any event within 24 hours, notify Fifth Third, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).
     (c) First Charter and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Fifth Third)

conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Fifth Third who have been furnished confidential information regarding First Charter in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months before the date hereof promptly to return or destroy such information. First Charter agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which First Charter or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.
     (d) First Charter shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of First Charter or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of First Charter or its Subsidiaries, at the direction or with the consent of First Charter or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by First Charter.
     (e) Nothing contained in this Section 6.10 shall prohibit First Charter or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.
     6.11 Advisory Board; Noncompetes. Fifth Third shall, upon consultation with each Member of the First Charter Board, offer each such director either (a) a seat on a Fifth Third local advisory board for the region formerly served by First Charter for a one-year period after the Effective Date or (b) a one-year advisory and consulting contract. In either case, for a period of one year after the Effective Date, Fifth Third shall pay quarterly compensation to such directors consistent with the existing fee structure offered by First Charter to such directors as set forth on Section 6.11 of the First Charter Disclosure Schedule.
     6.12 Restructuring Efforts. If First Charter shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and to resubmit the transaction to First Charter’s shareholders for approval, with the timing of such resubmission to be determined at the request of Fifth Third.
     6.13 Reasonable Best Efforts; Cooperation. Each of First Charter, Fifth Third and Fifth Third Financial agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.

     6.14 Dividends. After the date of this Agreement, each of Fifth Third and First Charter shall coordinate with the other the declaration of any dividends in respect of Fifth Third Common Stock and First Charter Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of First Charter Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of First Charter Common Stock and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:
     (a) Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of First Charter Common Stock entitled to vote thereon.
     (b) The Nasdaq Global Select Market Listing. The shares of Fifth Third Common Stock to be issued to the holders of First Charter Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market subject to official notice of issuance.
     (c) Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
     7.2 Conditions to Obligations of Fifth Third. The obligation of Fifth Third and Fifth Third Financial to effect the Merger is also subject to the satisfaction, or waiver by Fifth Third and Fifth Third Financial, at or before the Effective Time, of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of First Charter set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Fifth Third shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer of First Charter to the foregoing effect.

     (b) Performance of Obligations of First Charter. First Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Fifth Third shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer of First Charter to such effect.
     (c) Federal Tax Opinion. Fifth Third shall have received the opinion of its counsel in form and substance reasonably satisfactory to Fifth Third, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of First Charter, Fifth Third and Fifth Third Financial.
     (d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Fifth Third Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
     7.3 Conditions to Obligations of First Charter. The obligation of First Charter to effect the Merger is also subject to the satisfaction or waiver by First Charter at or before the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Fifth Third and Fifth Third Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and First Charter shall have received a certificate signed on behalf of Fifth Third and Fifth Third Financial by the Chief Executive Officer or the Chief Financial Officer of Fifth Third and a senior executive officer of Fifth Third Financial to the foregoing effect.
     (b) Performance of Obligations of Fifth Third and Fifth Third Financial. Fifth Third and Fifth Third Financial shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time, and First Charter shall have received a certificate signed on behalf of Fifth Third and Fifth Third Financial by the Chief Executive Officer or the Chief Financial Officer of Fifth Third and a senior executive officer of Fifth Third Financial to such effect.
     (c) Federal Tax Opinion. First Charter shall have received the opinion of its counsel, Helms Mulliss & Wicker, PLLC, in form and substance reasonably satisfactory to First Charter, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section

368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in Fifth Third Common Stock, no gain or loss will be recognized by any of the holders of First Charter Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of First Charter, Fifth Third and Fifth Third Financial.
     (d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “First Charter Requisite Regulatory Approvals”).
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of First Charter or Fifth Third:
     (a) Consent of the Parties. By consent of First Charter, Fifth Third and Fifth Third Financial in a written instrument, if the board of directors of each of First Charter, Fifth Third and Fifth Third Financial so determines by a vote of the majority of the members of its entire board of directors;
     (b) No Regulatory Approval. By either First Charter or Fifth Third, if any Governmental Entity that must grant a Fifth Third Requisite Regulatory Approval or a First Charter Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
     (c) Delay. By either First Charter or Fifth Third, if the Merger shall not have been consummated on or before the date one year after the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
     (d) Material Breach of Representation, Warranty or Covenant. By either Fifth Third or First Charter (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of First Charter, in the case of a termination by Fifth Third, or Fifth Third or Fifth Third Financial, in the case of a termination by First Charter, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or
     (e) Failure to Recommend. By Fifth Third, if the First Charter Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement or (ii) in a manner adverse to Fifth Third, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the First Charter Board of this Agreement and/or the Merger to First Charter’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of First Charter shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.
The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
     8.2 Effect of Termination. If either First Charter or Fifth Third terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Charter, Fifth Third, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither First Charter, Fifth Third nor Fifth Third Financial shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
     8.3 Fees and Expenses.
     (a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by First Charter and Fifth Third, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     (b) First Charter shall pay to Fifth Third a termination fee in the amount of $32,500,000 (the “Termination Fee”) in immediately available federal funds if:
     (i) (A) this Agreement is terminated by Fifth Third pursuant to Section 8.1(d) or 8.1(e); and (B)(1) before such termination, an Alternative Transaction with respect to First Charter was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) First Charter shall have entered into a definitive written agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

     (ii) after receiving an Alternative Proposal, (A) the First Charter Board does not take action to convene the First Charter Shareholders Meeting and/or recommend that First Charter shareholders adopt this Agreement and (B) within 12 months after such receipt, (1) First Charter shall have entered into a definitive written agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Fifth Third shall not be entitled to the Termination Fee pursuant to this Section 8.3(b) if:
     (A) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or
     (B) First Charter shall have terminated this Agreement pursuant to Section 8.1(d).
     (iii) Upon payment of the Termination Fee, First Charter shall have no further liability to Fifth Third or Fifth Third Financial at law or in equity with respect to such termination, or with respect to First Charter Board’s failure to take action to convene the First Charter Shareholders Meeting and/or recommend that First Charter shareholders adopt this Agreement.
     (c) First Charter acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Fifth Third would not enter into this Agreement. Accordingly, if First Charter fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Fifth Third commences a suit that results in a judgment against First Charter for the amount payable to Fifth Third pursuant to this Section 8.3, First Charter shall pay to Fifth Third its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable federal funds rate.
     8.4 Amendment. This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of First Charter; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of First Charter, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of First Charter Common Stock, if such alteration or change would adversely affect the holders of any security of First Charter, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation if such alteration or change would adversely affect the holders of any securities of First Charter, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of First Charter, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.5 Extension; Waiver. At any time before the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Fifth Third, then Fifth Third may postpone the Closing until the first full week after the end of that fiscal quarter.
     9.2 Standard. No representation or warranty of First Charter contained in Article III or of Fifth Third or Fifth Third Financial contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of First Charter, or Article IV, in the case of Fifth Third or Fifth Third Financial, has had or would be reasonably likely to have a Material Adverse Effect with respect to First Charter or Fifth Third, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimus extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of First Charter, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Fifth Third or Fifth Third Financial, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of First Charter, and Section 4.8(a), in the case of Fifth Third or Fifth Third Financial, shall be deemed untrue and incorrect if not true and correct in all respects.
     9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for

Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
     9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to First Charter, to:
First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262
Attention: Stephen J. Antal
Facsimile: (704) 688-2282
with a copy to:
Helms Mulliss & Wicker, PLLC
201 North Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Attention: Richard W. Viola
Facsimile: (704) 343-2300
and
     (b) if to Fifth Third or Fifth Third Financial, to:
Fifth Third Bancorp
38 Fountain Square Plaza
MD10AT76
Cincinnati, Ohio 45263
Attention: General Counsel
Facsimile: (513) 534-6757
     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The First Charter Disclosure Schedule and the Fifth Third Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.
     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
     9.7 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Charlotte, North Carolina having jurisdiction over the matter. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     9.9 Publicity. Neither First Charter nor Fifth Third shall, and neither First Charter nor Fifth Third shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Fifth Third, in the case of a proposed announcement by First Charter, or First Charter, in the case of a proposed announcement by Fifth Third or any of its Subsidiaries; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq Global Select Market.
     9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, First Charter, Fifth Third and Fifth Third Financial have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST CHARTER CORPORATION
By:	/s/ Robert E. James, Jr.
	Name:	Robert E. James, Jr.
	Title:	President and Chief Executive Officer

FIFTH THIRD BANCORP
By:	/s/ Paul L. Reynolds
	Name:	Paul L. Reynolds
	Title:	Executive Vice President, General Counsel and Secretary

FIFTH THIRD FINANCIAL CORPORATION
By:	/s/ Paul L. Reynolds
	Name:	Paul L. Reynolds
	Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Amended and Restated Agreement and Plan of Merger

Exhibit A
Form of Affiliate Letter
Fifth Third Bancorp

Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of First Charter Corporation, a North Carolina corporation (“First Charter”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of September ___, 2007 (the “Merger Agreement”), by and among Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), Fifth Third Financial Corporation, an Ohio corporation and wholly owned subsidiary of Fifth Third (“Fifth Third Financial”), and First Charter, First Charter shall be merged with and into Fifth Third Financial (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.
     I represent, warrant and covenant to Fifth Third that if I receive any Fifth Third Common Stock as a result of the Merger:
     (a) I shall not make any sale, transfer or other disposition of Fifth Third Common Stock in violation of the Act or the Rules and Regulations.
     (b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Fifth Third Common Stock to the extent I believed necessary with my counsel or counsel for First Charter.
     (c) I have been advised that the issuance of Fifth Third Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of First Charter I may be deemed to have been an affiliate of First Charter and the distribution by me of Fifth Third Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Fifth Third Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Fifth Third, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     (d) I understand that Fifth Third is under no obligation to register the sale, transfer or other disposition of Fifth Third Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     (e) I also understand that stop transfer instructions will be given to Fifth Third’s transfer agents with respect to Fifth Third Common Stock and that there will be placed on the certificates for Fifth Third Common Stock issued to me, or any substitutions therefor, a legend stating in substance:
“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under that act or an exemption from such registration.”
     (f) I also understand that unless the transfer by me of my Fifth Third Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Fifth Third reserves the right to put the following legend on the certificates issued to my transferee:
“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Fifth Third’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Time and the provisions of such Rule are then available to me; or (C) I shall have delivered to Fifth Third (1) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Fifth Third, or other evidence reasonably satisfactory to Fifth Third, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (2) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.
     I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.
     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.
     Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of First Charter as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,
By:
Name:

Accepted this       day of
                    , 2007
Fifth Third

By:
Name:
Title:

Exhibit B
Form of FTPS Agreement

MASTER DATA PROCESSING AGREEMENT
This Master Data Processing Agreement is made between FIFTH THIRD PROCESSING SOLUTIONS, a division of FIFTH THIRD BANK, an Ohio banking corporation, having its principal office at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 (collectively “Vendor”) and                     , having its principal office at                      (“Customer”). Vendor and Customer hereby agree as follows;
1. DEFINITIONS
For the purposes of this Agreement, the following terms shall have the meanings set forth below: (a) “Agreement” shall mean this Master Data Processing Agreement and each addendum attached hereto or referencing this Agreement, and all documents and other materials incorporated herein by reference; (b) “Addendum” or “Addenda” shall mean the addenda incorporated herein or referencing this Agreement, which describe some of the terms under which the data processing services will be provided by Vendor to Customer, and the fees to be charged therefore; (c) “Services” shall mean the data processing services provided by Vendor to Customer as described in the Addenda; (d) other defined terms applicable to this Agreement and each Addendum will be contained in a “Definitions and General Services Addendum” as may be published as of the date hereof and modified from time to time by Vendor (provided that in the event of an inconsistency between the substantive terms, including pricing, contained in the Definitions and General Services Addendum and the substantive terms, including pricing, contained in the Master Data Processing Agreement or any Addenda, the substantive terms, including pricing, contained in this Agreement or the Addenda, as applicable, shall control), and the parties agree that such Addenda shall be incorporated herein and made part of this Agreement. This Master Data Processing Agreement contains the general terms and conditions applicable to each Addendum. Each Addendum describes the specific Services to be provided by Vendor to Customer and supplements the Master Data Processing Agreement.
2. SERVICES
Vendor’s Obligations. Vendor will perform the Services as set forth in the Addenda. Vendor may make changes in the Services based upon, but not limited to, technological developments, legislative or regulatory changes, or the introduction of new services by Vendor. Vendor will use its reasonable best efforts to notify Customer of any such changes that will materially affect Customer at least 30 days prior to the implementation date of any such change. The parties agree that Vendor shall be the exclusive provider of the Services described in each Addendum to this Agreement.
3. TERM
The term of this Agreement shall commence                     , and shall continue thereafter in accordance with the respective Addenda, unless earlier terminated in accordance with this Agreement or any Addendum. Notwithstanding any Addendum, Vendor may, at any time prior to a renewal period, refuse to extend the term of any Addendum if Customer is in default of this Agreement, or has from time to time been in default of this Agreement.
4. FEES AND PAYMENTS
The Customer shall pay to Vendor for the Services, the fees and expenses set forth in this Agreement and the Addenda, which shall be described on a Vendor’s Services Invoice. Vendor will debit Customer’s billing account on or any time after the first day of each month through ACH. Customer shall supply Vendor with a demand deposit account (DDA) for such billing payment. Customer, may, in good faith, reasonably dispute the validity of Vendor’s fees, provided Customer gives Vendor written notification of such dispute within ten 10 days of the date the Services Invoice is made available to Customer, and such notice references the specific disputed Vendor fees and the basis for such dispute. Notwithstanding, all fees shall be paid within 30 days of the date of Customer’s Services Invoice unless otherwise provided herein. Vendor may not increase the fees during the first 12 months of the Initial Term of any Addendum. Thereafter, Vendor may change, at its discretion, any fee upon notice to Customer; provided, however, that any increase in prices for existing recurring Services shall not in the aggregate exceed 10% in any calendar year, excluding any price increase due to increased fees or assessments imposed by third party providers such as, but not limited to, telecommunication companies and national or regional network switch providers (“Third Party Increases”). Any increase, except Third Party increases, shall become effective not less than 30 days after the date Vendor sends to Customer, by ordinary mail, notice of such increase. Vendor may charge for any non-specified service it provides and expense it incurs at the request of or on behalf of Customer and Customer shall pay for such services and expenses as provided in this Section 4.
Notwithstanding any other provisions of this Section 4, in the event that by virtue of any law, rule, or regulation now existing or hereinafter enacted, Vendor or Customer becomes obligated to change in any fashion their manner of doing business in order to comply with such law, rule or regulation and Vendor incurs any increased cost by virtue thereof. Vendor may reasonably increase its fees to Customer as necessary to offset such increased costs. Any increased fees hereunder, shall not be taken into account for purposes of any price adjustment.
All fees and charges paid hereunder shall be made without set-off or deduction. Any fee not paid when due shall bear interest at 1 percentage point per month but in no event more than the highest interest rate permitted by Law.
5. TITLE TO THE SERVICES
Customer agrees it is acquiring only a limited, nontransferable, nonexclusive right to use the Services. Vendor shall at all times retain exclusive title to the Services, including without limitation, any materials delivered to Customer hereunder and any invention, development, product, content, trade name, trademark, service mark, software program, or derivative thereof, developed in connection with providing the Services or during the term of this Agreement.
6. CONFIDENTIAL INFORMATION
(a) Confidential Information Supplied by Vendor. Customer acknowledges that the methods, techniques, programs, devices and operations of Vendor are of a confidential nature, and are valuable and unique assets of Vendor’s business. During the term of this Agreement and following the expiration or termination thereof, Customer shall not disclose any such confidential information to any person or entity, other than to those employees and agents of Customer who participate in the performance of this Agreement and need access to such information, and/or governmental agencies that regulate and examine Customer. Upon the later of the expiration/termination of this Agreement and the date Customer is no longer required to maintain such confidential information for governmental/regulatory compliance, Customer shall either deliver to Vendor all confidential information of Vendor, and all copies thereof, relating in any way to the Services or to Vendor, whether delivered in physical paper version or electronically to Customer or, alternatively, certify in writing to Vendor that all such confidential information has been properly destroyed by Customer. Customer acknowledges that it does not have nor can Customer acquire any right in or claim to such confidential information. Customer shall take all necessary steps, to cause its employees, agents, and third party auditors, to comply with the terms of this Section 6(a). Customer acknowledges that the injury that would be sustained by Vendor as a result of the violation of this provision cannot be compensated solely by money damages, and therefore agrees that Vendor shall be entitled to seek injunctive relief and any other remedies as may be available at law or in equity in the event Customer or its employees or agents violate the provisions contained in this Section 6(a). The restrictions contained in this Section 6(a) shall not apply to any information which becomes a matter of public knowledge, other than through a violation of this Agreement or other agreements to which Vendor is a party.
Vendor will make available a copy of Vendor’s designated, most recently published audit and review report performed by Vendor’s independent, third party auditors, (hereinafter “Audit Report”). Customer further acknowledges that any information disclosed to Customer during the term of this Agreement, in any way related to the Audit Reports, including but not limited to the specific contents and general results of such Audit Reports, shall be treated as confidential and proprietary in accordance with the foregoing paragraph, and shall be disclosed only to those employees who have a specific need to know, and, as required, those governmental/regulatory agencies that regulate and examine Customer. Upon the later of the expiration/termination of this
Master Data Processing Agreement Page 1 of 4

Agreement and the date Customer is no longer required to maintain such confidential information for governmental/regulatory compliance, Customer shall either return all copies, memoranda, materials, other papers and copies relating to the Audit Reports, including physical and electronic copies of the Audit Reports, with electronic copies permanently removed from all Customer computer systems or, alternatively, certify in writing to Vendor that all such information has been properly destroyed by Customer.
(b) Confidential Information Furnished by Customer. Vendor recognizes that in order to enable Vendor to provide the Services, Customer may disclose to Vendor certain confidential information concerning its business, accounts and customers. Vendor will not disclose any such confidential information other than to those employees and agents who participate in the performance of this Agreement. Not limiting the generality of the foregoing or any obligation of Customer in this Agreement, Vendor for its part, and as may be required of Vendor by the Gramm, Leach, Bliley Act (“the GLB Act”) or by any applicable guidelines issued pursuant to such Act, will not disclose Nonpublic Personal information, as such is defined by the GLB Act, received from Customer in connection with providing the Services (“NPI”), to unrelated and unauthorized third parties, other than in the course of providing the Services or in the performance of the Agreement. Provided, however, Vendor may disclose information it receives as may be required or permitted by any federal, state or local ordinance, any regulation or directive of any governmental agency, or any court order or legal process. Notwithstanding anything herein to the contrary, Customer acknowledges and agrees that Vendor and/or any of its affiliates may make public the execution of this Agreement by Customer and/or any of Customer’s affiliates; and/or the Services which may be or have been provided under the Agreement Vendor agrees that it maintains an information security program designed to (1) protect the security and confidentiality of NPI, (2) protect against anticipated threats or hazards to the security or integrity of such NPI; (3) protect against unauthorized access to or use of such NPI that could result in substantial harm to the customers of Customer; and (4) provide for the proper disposal of NPI. Additionally, Vendor agrees that should there be any unauthorized disclosure of the NPI of a customer of Customer, while under the direct control of Vendor, that Vendor shall notify the Customer of such unauthorized disclosure, promptly upon its discovery, take commercially reasonable and appropriate steps which are within Vendor’s control to prevent further unauthorized disclosure, and reasonably assist in identifying the range of Customer’s customers who may have been impacted by such unauthorized disclosure. Customer acknowledges and agrees that Vendor’s obligations set forth in Section 6(b) shall not relieve Customer of any obligations it may have under this Agreement, or any law, rule or regulation, including Network Documentation.
(c) Miscellaneous. Customer acknowledges that Vendor shall not be responsible for the accuracy or adequacy of any information provided by Customer or others to Vendor; nor shall Vendor be liable for any damage, loss or liability whatsoever resulting to Customer or its customers as a result of the inaccuracy or inadequacy of such information.
7. TERMINATION BY CUSTOMER
(a) Correcting Defects. In the event that any materials furnished by Vendor are inaccurate, incomplete, or incorrect, or in the event Vendor temporarily fails to provide the Services (collectively a “Defect”), Vendor may either correct the Defect, without charge to Customer, or effect an equitable reduction of the price paid or payable for the Services to which such Defect relates, provided that Vendor has received written notice of the Defect from Customer within 30 days from the date on which Customer became aware of, or should have become aware of, such Defect; provided, however. Vendor will not be liable to Customer for any Defect that should have been reported to Vendor pursuant to Section 10(d), or which Defect first occurred, whether or not discovered by Customer, more than 30 days prior to Vendor’s receipt of notice of the Defect.
(b) Substantial Nonperformance. In the event Customer reasonably believes that Vendor has substantially failed to provide the Services, Customer will give to Vendor a written notice specifically describing the nature of such failure and the approximate date on which Vendor failed to so provide the Services. Upon receipt of such notice, Vendor shall have 30 days to cure such failure or such longer time as mutually agreed upon by the parties. In the event Vendor fails to cure such failure within such time, and such failure has or will have a materially adverse effect upon Customer, Customer shall have a right to terminate this Agreement effective upon not less than 60 days prior notice to Vendor.
Upon such termination, Vendor will reimburse Customer the actual monetary damages Customer incurred as a result of Vendor’s nonperformance; provided, however, in no event shall such damages exceed the limit of liability set forth in Section 9. The obligations of Vendor under this Section 7 are conditioned upon: (i) Vendor’s receipt of a notice of nonperformance from Customer as required in this Section 7; and, (ii) Vendor’s nonperformance is not the result of any negligent, improper or prohibited act or omission of Customer, or their employees or agents, or any other factor not directly within the reasonable control of Vendor. Customer shall promptly reimburse Vendor for any expenses incurred by Vendor in investigating or correcting any problem experienced by Customer, which is the responsibility of or caused by Customer. Customer shall promptly reimburse Vendor for 50% of all expenses incurred by Vendor in investigating or correcting any problems experienced by Customer which is not the responsibility of or solely caused by Vendor under this Agreement.
(c) Excused or Delayed Performance. Vendor shall not be deemed to be in default under this Agreement nor liable for any delay or toss in the performance, failure to perform, or interruption of any Services resulting, directly or indirectly, from errors in data provided by Customer or others, labor disputes, fire or other casualty, criminal activity, governmental orders or regulations, or any other cause, whether similar or dissimilar to the foregoing, beyond Vendor’s reasonable control. Upon such an occurrence, performance by Vendor shall be excused until the cause for the delay has been removed and Vendor has had a reasonable time to again provide the Services. Without limiting any of the foregoing, Vendor acknowledges that it has implemented and will maintain a Business Continuity Plan, an executive summary of which Customer acknowledges prior receipt hereof. Customer acknowledges that any Business Continuity Plan implemented or maintained by Vendor shall not serve as a guarantee or insurance of any kind against or with respect to an event as described in the foregoing or otherwise.
8. TERMINATION BY VENDOR
(a) Default by Customer. Customer shall be in default under this Agreement upon the occurrence of any of the following events (“Events of Default”), and upon such occurrence, Vendor may at any time thereafter, terminate this Agreement effective upon 60 days prior notice to Customer.
     (i) In the event Customer becomes subject to any voluntary or involuntary bankruptcy, insolvency, a reorganization or liquidation proceeding, a receiver is appointed for Customer, or Customer makes an assignment for benefit of creditors, or admits its inability to pay its debts as they come due; or,
     (ii) In the event Customer fails to pay fees, expenses or charges, subject to Customer’s dispute rights in Section 4, when they become due; or,
     (iii) In the event 50% or more of Customer’s assets related to the Services are sold, divested, transferred or otherwise disposed of while this Agreement is in full force and effect; or,
     (iv) In the event Customer is in default of any terms or conditions of this Agreement (other than Section 4 or any Addendum whether by reason of its own action or inaction or that of another, and such default continues for 30 days after receipt of notice from Vendor describing such default or violation, unless within such 30-day period Customer either corrects the default or, in the reasonable opinion of Vendor, initiates appropriate action to correct such default and thereafter diligently pursues to cure such default.
(b) Termination. Termination of this Agreement for any reason shall not relieve Customer from any liability or obligation to Vendor arising prior to such termination. Upon the occurrence of an Event of Default, Customer shall be liable to Vendor for liquidated damages in an amount equal to the average amount of the monthly revenue payable to Vendor (excluding any credits applied to and/or fees waived for Customer by Vendor) as a result of this Agreement for the 3 calendar months in which Customer’s billings were the highest during the preceding 12 calendar months (or such shorter period if this Agreement has not been in effect for 12 months), multiplied by the number of months remaining during the then current term of this Agreement. Customer and Vendor recognize and agree that the liquidated damages are fair and reasonable because it is not possible to establish the actual increase in volume and activity by Customer during the term of this Agreement. Customer shall also reimburse Vendor for any damage, loss or expense incurred by Vendor as a result of a breach by Customer, including any damages set forth in any Addendum. All such amounts shall be due and payable by Customer on the effective date of termination. In addition to, and not in limitation of the foregoing, Vendor may refuse to provide the Services in the event it has not been paid for the Services as provided in Section 4.
(c) Notwithstanding any other provision in this Agreement, in the event that Customer fails to comply in any material respect with any applicable laws, Network Documentation as defined in any Addendum, or any other Network Rules, Regulations, Policies or Procedures, which failure has or may adversely affect Vendor, Vendor reserves the right to refuse to
Master Data Processing Agreement Page 2 of 4

perform the Services for Customer unless and until Customer has corrected its failure to comply. Additionally, Vendor may, at its sole option, suspend that portion of the Services to which, based upon Vendor’s reasonable determination, there has been an occurrence or potential occurrence of illegal or wrongful activity, fraudulent use or attempted fraudulent activity by Customer or any significant wrongful activity, fraudulent use or attempted fraudulent activity by cardholder(s) of Customer or any other third party, and Customer has not, in Vendor’s reasonable determination taken sufficient steps to prevent further wrongful activity, fraudulent use or attempted fraudulent activity associated with such portion of the affected Services.
9. LIMITS ON LIABILITY
EXCEPT THOSE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, VENDOR DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Vendor shall not be liable for lost profits, lost business or any incidental, special, consequential or punitive damages (whether or not arising out of circumstances known or foreseeable by Vendor) suffered by Customer, its customers or any third party in connection with the Services provided by Vendor hereunder. Vendor’s liability hereunder shall in no event exceed an amount equal to the lesser of (i) actual monetary damages incurred by Customer or (ii) fees paid for the Services for the calendar month immediately preceding the date on which Vendor received Customer’s notice of nonperformance as set forth in Section 7. In no event shall Vendor be liable for any matter beyond its reasonable control, or for damages or losses wholly or partially caused by the Customer, or its employees or agents, or for any damages or losses which could have been avoided or limited by Customer giving notice to Vendor as provided in Section 7. No cause of action, regardless of form, shall be brought by either party more than 1 year after the cause of action arose, other than one for the nonpayment of fees and other amounts, including any damages, due Vendor under this Agreement.
10. CUSTOMER’S REPRESENTATIONS AND COVENANTS
Customer represents and warrants to Vendor:
(a) That it will comply, and will cause its employees and agents to comply, with all the terms of this Agreement and any Addendum, including any amendments thereto.
(b) That it is a state and/or federally chartered financial institution licensed to do business in all applicable jurisdictions in which it conducts business, that it will comply with all federal, state and local laws and regulations applicable to its business operations, and that it will acquire all the rights and licenses necessary for Vendor to interface with Customer, or vice versa, as contemplated under this Agreement. Customer shall notify Vendor within 30 days of any change in Customer’s name, principal location or state and/or federal charter.
(c) That it will solely be responsible for the quality, accuracy, and adequacy of all information supplied to Vendor to be input into Vendor’s system or otherwise provided to Vendor hereunder, and that it will establish and maintain adequate audit controls to monitor the quality and delivery of such data. Customer acknowledges that Vendor may intercept and settle Customer’s Transactions directly with other entities processed by Vendor.
(d) That it will review all reports made available to Customer. Customer’s failure to reject any settlement oriented report within 3 business days of its receipt or any other report within 10 business days of its receipt shall constitute acceptance of the report.
(e) That it shall comply with all time deadlines, equipment and software maintenance and upgrading requirements which Vendor may reasonably impose on Customer from time to time.
(f) That it shall solely be responsible for all record-keeping as may be required of it under any federal, state or local laws and regulations. Vendor shall not be obligated to retain any reports provided to Customer for a period beyond 10 calendar days after delivery, or availability as the case may be, of the report to Customer. Certain historical transaction records will be retained by Vendor, to the extent and for such time required by any laws or regulations applicable to Vendor or required of Vendor by a Network, and may be provided to Customer upon request at Vendor’s then standard fees.
(g) That it will indemnify, defend and hold Vendor, and its directors, officers, employees, affiliates and agents, harmless from all proceedings, claims, liabilities and expenses whatsoever (including reasonable legal and accounting fees and expenses) arising out of the Services, the business of Customer or its customers, Customer’s failure to comply with any provision of the Network Documentation (as defined in any Addendum), or by reason of any breach or nonperformance of any provision of this Agreement or any Addendum on the part of the Customer, or its employees, agents or customers, except, however, to the extent such is due to the breach of this Agreement by Vendor.
(h) That it will not solicit or hire Vendor’s employees for employment during the period that this Agreement is in force and effect and for 1 year after the termination or expiration of this Agreement. However, Customer shall not be in violation of the foregoing, and Customer shall have the right, to solicit and/or hire an employee of Vendor in circumstances where Vendor’s employee responds to a general solicitation for employment, Vendor’s employee directly contacts Customer or one of its affiliates or subsidiaries or a recruiter, employment agency or similar entity refers Vendor’s employee to Customer or one of its affiliates or subsidiaries.
(i) That it shall take all necessary steps to, and shall, promptly convert to Vendor’s system for all of the Services in each executed Addendum to this Agreement.
11. VENDOR REPRESENTATIONS AND COVENANTS
Vendor represents and warrants to Customer:
(a) That it maintains Bankers Professional Liability and Financial Institution Bond insurance covering the performance of the Services to Customer. Upon Customer’s request, Vendor shall provide to Customer certificates of insurance evidencing compliance with this section.
(b) That, subject to the limitations in this Agreement, it will indemnify, defend and hold Customer, its officers, employees, affiliates and agents, harmless from and against any losses, damages, fees, fines, penalties and expenses (including reasonable legal and accounting fees and expenses) that Customer, its officers, employees, affiliates and agents may incur as a result of and to the extent of Vendor’s breach of the Agreement.
(c) That it will comply, and cause its employees and agents to comply, with all the terms of this Agreement and any Addendum, including any amendments thereto.
12. AUDIT PROCEDURES
Upon Customer’s request and at Customer’s expense. Customer or its agent, may review the files held relating to the Service Invoices one (1) time per year. Such review shall occur during normal business hours at a mutually agreeable time. Vendor will assist in such review as requested; provided, however, that Vendor reserves the right to charge Customer for Vendor’s reasonable out-of-pocket expenses and its standard fees for the time spent by Vendor’s personnel in providing such review assistance.
Additionally, in the event the governmental body or regulatory authority having jurisdiction over Customer, seeks to audit Vendor or Vendor’s facilities (“Audit”), Vendor will reasonably cooperate with such Audit. Provided, however, that Vendor reserves the right to charge Customer for Vendor’s out-of-pocket expenses and its standard fees for the time spent by Vendor’s personnel in assisting or providing information in response to any request from such governmental/regulatory auditors.
13. MISCELLANEOUS
(a) Other Agreements. Vendor reserves the right to enter into other agreements pertaining to the Services with others including without limitation other banks, savings and loan associations, credit unions and other financial institutions.
(b) Taxes. Any sales, use, excise or other taxes (other than Vendor’s income taxes) payable in connection with or attributable to the Services shall be paid by Customer, in the event Customer is not subject to such taxes, Customer must provide Vendor with written evidence of such tax-exempt status on an annual basis or upon Vendor’s request. Vendor may, but shall not have the obligation to, pay such taxes if Customer fails to do so. In the event Vendor pays such taxes, Customer shall immediately reimburse Vendor upon demand and at the interest rate applicable for delinquent amounts as set forth in Section 4 hereof.
(c) Violation of Applicable Laws and Regulations. Vendor may cease providing any Service if such Service, in Vendor’s reasonable opinion, violates any federal, state or local statute or ordinance or any regulation, order or directive of any governmental agency or court.
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(d) Entire Agreement. This Agreement (including all exhibits and Addenda hereto and all documents and materials referenced herein) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, and contains the entire agreement between such parties with respect to the transactions contemplated hereunder. If there is a conflict between this Master Data Processing Agreement and the Addenda, the Addenda shall control.
(e) Amendments. This Agreement and any Addendum shall only be modified or amended by an instrument in writing signed by each party hereto. Provided, however, Vendor may amend or otherwise modify this Agreement and any Addendum provided such modification does not create any new obligation on the part of Customer and does not materially diminish any Service being provided by Vendor hereunder. Vendor shall give Customer notice of such changes by ordinary mail.
(f) Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by Customer, in whole or in part, without the prior written consent of Vendor.
(g) Notices. Except as provided in Section 4 and Section 13(e) all notices, requests, demands and other communications to be delivered hereunder shall be in writing and shall be delivered by hand or mailed, by registered or certified mail, postage prepaid, at or to the following addresses:

(i) If to Vendor:		(ii) If to Customer:

Fifth Third Bank

c/o Fifth Third Processing Solutions

38 Fountain Square Plaza

MD 10907E

Cincinnati, Ohio 45263

Attn: Fifth Third Processing Solutions

Executive Vice President

With a copy to: General
Counsel of Vendor at the	Attention:

same address
or to such other address or to such other person as either party shall have last designated by written notice to the other party. Notices, etc., so delivered shall be deemed given upon receipt.
(h) Waiver. If either party waives in writing an unsatisfied condition, representation, warranty, undertaking or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other party in respect of the matter or matters so waived. Except as otherwise specifically provided for in this Agreement or any Addendum, the failure of any party to promptly enforce its rights herein shall not be construed to be a waiver of such rights unless agreed to in writing. Any rights and remedies specifically provided for in any Addendum are in addition to those rights and remedies set forth in this Agreement.
(i) Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision of this Agreement.
(j) Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.
(k) No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Vendor and Customer and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.
(l) Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio. The parties hereby consent to service of process, personal jurisdiction, and venue in the state and federal courts in Cincinnati, Ohio or Hamilton County, Ohio, and select such courts as the exclusive forum with respect to any action or proceeding brought to enforce any liability or obligation under this Agreement.
(m) Authorization. Each of the parties hereto represents and warrants on behalf of itself that it has full power and authority to enter into this Agreement; that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or partnership or other appropriate authorizing actions; that the execution, delivery and performance of this Agreement will not contravene any applicable by-law, corporate charter, partnership or joint venture agreement, law, regulation, order or judgment; that execution, delivery and performance of this Agreement will not contravene any provision or constitute a default under any other agreement, license or contract which such party is bound; and, that this Agreement is valid and enforceable in accordance with its terms.
(n) Counterparts. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Each party agrees that scanned or facsimile signatures will have the same legal effect as original signatures and may be used as evidence of execution.
(o) Drafting. This Agreement has been drafted by Vendor as a matter of convenience only and shall not be construed in favor of either party on that account.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers as of the dates set forth below.

FIFTH THIRD BANK

By:

Name:

Title:

Date:

CUSTOMER:

By:

Name:

Title:

Date:

Master Data Processing Agreement 2-06 R
Master Data Processing Agreement Page 4 of 4

CORE SERVICES ADDENDUM TO THE MASTER DATA PROCESSING AGREEMENT
This Agreement shall be an Addendum to the Master Data Processing Agreement between FIFTH THIRD PROCESSING SOLUTIONS, a division of FIFTH THIRD BANK, an Ohio banking corporation (collectively “Vendor”) and                       (“Customer”) dated                       (the “Agreement”).
WHEREAS, Customer desires to receive the Core Services in this Addendum from Vendor and pursuant to the Agreement and the Fee Schedule, and Vendor agrees to provide such Services on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and of mutual promises hereinafter set forth, the parties agree as follows:
A. DEFINITIONS
For the purposes of this Agreement, the following terms shall mean:
Card Production Services shall mean the embossing/encoding of Cards by means of instant issue services or custom issue services including the inventory of plastics, card inserting and mailing using Vendor’s standard forms and envelopes. Physical plastic cards will either be provided by Customer or by Vendor at Customer’s expense.
Card Services shall mean the facilitation of Customer’s Cardholder Transactions regardless of method (e.g., on-line to Customer’s applications processor, using a cardholder database on Vendor’s system, using defined limits, etc.).
Debit Card Services shall mean the facilitation of Customer’s Cardhotder Transactions in VISA’S or MC’s off-line debit program (and any other successor or competing off-line debit card programs supported by Vendor). Authorization will occur in accordance with Network Documentation and Vendor’s standards.
Gateway Services shall mean the facilitation of Customer’s Cardholder and Terminal Transactions in each Network in which Customer participates and/or is a member.
MC means MasterCard International, Inc.
Network shall mean any shared electronic funds transfer system, whereby Network Participants and others are able to route, process and settle certain financial transactions offered and supported by Vendor during the Term of this Agreement, consistent with Section D below.
Network Documentation shall mean the Network by-laws, operating rules, identification standards manual, and such other rules, regulations, manuals, policies and procedures (including Vendor’s standards related thereto), as may be amended from time to time.
Network Participant shall mean any financial institution such as a bank, thrift, credit union, or other entity, such as a merchant, which is a member of and/or is otherwise participating in a Network.
Terminal Services shall mean the facilitation of Transactions at Customer’s Terminals.
VISA means VISA USA, Inc.
Except for the terms defined herein, the capitalized terms herein shall have the same meanings as ascribed to them in the Agreement or the Definitions and General Services Addendum as may be published by Vendor from time to time. In the event of a conflict between the Agreement and this Addendum, this Addendum shall control.
B. TERM
The term of this Addendum shall commence                      , 20    , and shall continue for a term of                       years from the 1st day of the calendar month following the above date or the date of Customer’s completed conversion to Vendor for all of the Core Services (“Initial Term”) whichever date shall later occur. Except as hereafter provided, unless either party gives written notice to the other party at least 180 days prior to the expiration of any term, the Agreement and this Addendum shall be automatically extended for additional periods equal to the Initial Term.
C. SERVICES AND FEES
Customer agrees that it shall receive Terminal Services, Card Services, Debit Card Services, Card Production Services and Gateway Services (collectively “Core Services”) from Vendor pursuant to this Addendum and the Agreement. Customer agrees that all of the Services will be provided in accordance with Vendor’s standards, and Customer agrees to pay all applicable fees in the attached Fee Schedule which is hereby incorporated into this Addendum by reference. Customer further agrees that if Customer receives a service not described in this Addendum and/or not listed in the attached Fee Schedule, Customer shall be subject to Vendor’s then standard terms and assessed the then current fees for any such service.
D. NETWORK MEMBERSHIP
Customer may participate in a variety of Network(s) offered by Vendor. In the event, for any reason, Customer participates in a Network which Customer has not indicated below. Customer agrees that all of Customer’s obligations in the Agreement and this Addendum shall apply with respect to such Network as if Customer had indicated such Network effective the date Customer begins participating in such Network. Customer, on behalf of itself and its Customer Agents as defined hereinafter, agrees to abide by and fully comply with the Network Documentation, including but not be limited to compliance with Payment Card Industry (“PCI”) Standards, VISA’s Cardholder Information Security Program (“CISP”), and MasterCard’s Site Data Protection program (“SDP”) as may be in effect from time to time, and to perform and fulfill any and all obligations and responsibilities related thereto, including, if requested by the Network, execution of additional documentation or agreements, and that such compliance shall be solely Customer’s obligation and at Customer’s expense. Customer, or its agents or nominees (but not Vendor), will provide all necessary Network, federal, state and/or local regulatory sponsorship, membership or other applicable approvals in order to receive the Services, unless otherwise specifically agreed to in writing in the form of an Amendment to the Agreement or in another written contract signed by an authorized officer of Vendor. Customer acknowledges and agrees that Vendor shall only be obligated to provide access to the Networks actually supported by Vendor and for only so long as such Networks are supported by Vendor.
Gateway Services/Networks:

☐	Cirrus Corresponding Member (Issuer and Acquirer)
☐	Cirrus Terminal Only Corresponding Member (Acquirer Only)
☐	Plus Sponsored Member (Issuer and Acquirer)
☐	Plus ATM Category B Member (Acquirer Only)
☐	Visa ATM Acquirer Member
☐	American Express ATM Acquirer Member
☐	Discover Card Sponsored ATM Acquirer Member
☐	Alaska Option Network
☐	Allpoint Network
☐	Armed Forces Financial (AFFN)
☐	Co-Op Network
☐	Credit Union 24 (CU24)
☐	Interlink
☐	Maestro
☐	Member Access
☐	MoneyPass
☐	NETS Network
☐	NYCE
☐	Online Resources
☐	Presto
☐	Pulse
☐	Quest
☐	Shazam
☐	STAR
☐	TransAlliance
Debit Card Services/Networks

☐	MC Debit Card
☐	VISA Checkcard
Core Services Addendum to the Master Data Processing Agreement Page 1 of 2

Customer shall pay all fees, fines, assessments, penalties and other amounts in effect or assessed by each Network, which may change from time to time. Vendor may allocate any such fees, fines, assessments and penalties in such manner as it deems advisable in its reasonable discretion. Customer assumes all responsibility for collecting any amounts arising in connection with the use of Customer’s Cardholders’ Cards and/or Terminals, including but not limited to Transaction amounts, fraud or other losses. Customer is solely responsible for all costs directly or indirectly associated with any system upgrades required by Customer or Vendor as a result of changes in the Network Documentation and/or any Network standards or requirements. In the event of any changes or modifications to the Network Documentation which affect the responsibilities of a Network Participant or any processor in such Network, Vendor may amend this Agreement and/or change the applicable Service upon 30 days prior written notice to Customer.
Customer elects to be a participating member in Vendor’s proprietary Jeanie Network for the term of this Agreement and in accordance with the Jeanie Operating Standards and Rules. Vendor, or the Jeanie Network, in its sole discretion, (as the case may be) may acknowledge Customer’s participation agreement in a separate agreement which shall be effective upon delivery to such Customer.
E. THIRD PARTY FEES
Customer shall pay all third party fees, costs, expenses and assessments in connection with the Services, which may change from time to time, whether incurred directly or indirectly by Customer, Vendor and/or its affiliates. Third party fees include, but shall not be limited to, all communications expenses (e.g. equipment, lines, drop charges, access charges, long distance, etc.); all hardware costs (e.g. the cost of individual Terminals, modems, upgrades, modem sharing devices, etc. and any expenses associated therewith (e.g. setups, maintenance, etc.)); all Network fees per Section D. above; all miscellaneous fees associated with the Services (e.g. mailing expenses, overnight courier expenses, plastics, etc.); and all costs associated with maintaining and implementing all software and hardware necessary for any interface affecting the Services. Customer acknowledges and agrees that Customer shall continue to be responsible for all fees, costs and expenses associated with telecommunications for so long as third party provides such services and/or Vendor is charged for such fees, costs and expenses by such third party.
F. GENERAL PROVISIONS
1. Customer hereby agrees to take all steps as may reasonably be necessary to settle with Vendor for all fees, amounts and Transactions involving its Cardholders and its Terminals. As part of this settlement, Customer agrees to maintain at Fifth Third Bank a non-interest bearing account. Customer also agrees to maintain adequate collected funds in this account to cover all amounts due under this Agreement.
2. All reports and record and file formats used in connection with the Services shall be designated by Vendor and may change from time to time. Vendor will make available to Customer Transaction activity files via Vendor Standard reports in Vendor’s standard format and timeframes.
3. Customer agrees to allow the auditors of Vendor or any Network to review the files held and procedures followed by Customer in connection with the Services.
4. Customer shall be responsible for the establishment, maintenance and written notification to Vendor of Cardholder authorization limits, and other terms and conditions applicable to Transactions effected in accordance with Customer’s Cardholder agreements.
5. Customer, and not Vendor, shall be solely responsible for securing the cooperation and/or agreement of any of Customer’s vendors, or agents including but not limited to Customer’s applications processor, core processor, card production agents, or other services providers, hereinafter (“Customer Agents”) to facilitate the exchange of data between such Customer Agents, Customer and/or Vendor, or as otherwise necessary to facilitate Customer’s receipt of the Services. Customer, in connection with receipt of the Services, hereby authorizes Vendor to send data, including NPS and Customer Confidential Information, to Customer Agents and releases Vendor from any liability related to the release of any such information.
6. Customer agrees to be responsible for all direct and indirect costs (including but not limited to those incurred by Vendor). Vendor’s standard fees for conversion, reasonable out of pocket expenses (including but not limited to travel, meals, telephone, etc.), and time and materials, based upon Vendor’s standard rates, for any personnel, as applicable in connection with and/or related to any conversion by Customer or in connection with any other processor or vendor conversion after Customer’s initial conversion to Vendor.
7. Upon the expiration or termination of this addendum for any reason, Customer acknowledges and agrees that it shall be assessed Vendor’s standard fees for Vendor’s Basic Deconversion Services, and such Variable or Incidental Deconversion Fees as applicable prior to the provision of any Deconversion related Services. Customer acknowledges and agrees that it shall be responsible for requiring its successor service provider to coordinate all aspects of Customer’s conversion to such new service provider and for requiring such new service provider to accept transfer of any and/or all of Customer’s debit/check card bank identification number(s) (“BINs”) maintained on Vendor’s system. Customer further agrees to accept full responsibility for all applicable fees, trailing activity (e.g.: Cardholder chargebacks, adjustment items, Transactions by Cardholders etc.), or third party costs or fees arising out of the Services, including but in no way limited to telecommunications fees, Network fees, fines or penalties, and any fees imposed by any Network, arising out of Customer’s debit/check cards and any BINs on Vendor’s system until such time as all BINs are completely removed from Vendor’s system or Vendor is otherwise released from all liability related to such BINs by the applicable Network(s).
THE PARTIES ACKNOWLEDGE THAT THE MASTER DATA PROCESSING AGREEMENT BETWEEN THEM, AS SUPPLEMENTED BY THIS AND OTHER ADDENDA, SET FORTH THE COMPLETE AND EXCLUSIVE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SERVICES PROVIDED AND UNLESS SPECIFICALLY PROVIDED FOR IN THIS ADDENDUM, THE SERVICES DESCRIBED HEREIN SHALL NOT INCLUDE ANY OF THE SERVICES OUTLINED IN THE DEFINITIONS AND GENERAL SERVICES ADDENDUM OR OTHER ADDENDA WHICH MAY BE A PREREQUISITE FOR THE SERVICES DESCRIBED HEREIN.

FIFTH THIRD BANK

By:

Name:

Title:

Date:

CUSTOMER:

By:

Name:

Title:

Date:

Core Services Addendum 2-06.doc
Core Services Addendum to the Master Data Processing Agreement Page 2 of 2

ADDENDUM AC TO THE MASTER DATA PROCESSING AGREEMENT AGENT BANK CREDIT CARD SERVICES
This Agreement shall be an Addendum to the Master Data Processing Agreement between                      (“Customer”) and FIFTH THIRD PROCESSING SOLUTIONS, a division of FIFTH THIRD BANK, an Ohio banking corporation (collectively “Vendor”) dated                     (the “Agreement”).
I. Vendor is a member of Visa U.S.A., Inc. (“VISA”) and MasterCard International, Inc. (“MasterCard”); and
II. Customer desires to participate in Vendor’s Credit Card Program in accordance with this Addendum and the Agreement as more fully described herein;
NOW, THEREFORE, in consideration of the foregoing recitals and of mutual promises hereinafter set forth, the parties agree as follows:
A. DEFINITIONS
For the purposes of this Addendum, the following terms shall mean:
Association(s) shall mean Mastercard International, Inc. and Visa U.S.A. Inc.
Card shall mean a credit card account, charge card account or similar instrument that accesses a line of credit (whether or not a physical card is provided to an individual or business) issued to an individual or business by Vendor and originated under the terms of this Agreement. A Card, as defined in the foregoing sentence, shall remain a Card so long as this Agreement and the arrangement between the Cardholder and Vendor both remain in full force and effect.
Cardholder shall mean any individual or individuals, or any business entity, to whom a Card is issued under the terms of this Addendum.
Credit Card Program or Program shall mean the program whereby Vendor and/or its designee will solicit for and issue Cards utilizing the Marks and assistance of Customer in accordance with Vendor’s standards and this Addendum, including but not limited to, card issuance, underwriting, account servicing, collection and/or portfolio management.
Mailing List shall mean a computer tape, disk, or transmission provided to Vendor by Customer, in a format designated by Vendor, containing file extract data, including a current list of the names, addresses, telephone numbers, social security numbers and other readily available indicators of deposit and account relationships relating to at least ninety percent (90%) of Customer’s customers after excluding any such customers who have requested not to receive unwanted solicitations or who have exercised opt-out rights described in a Privacy Notice they received from Customer.
Mark shall mean Customer’s name and logo and any other trade names, logos, or service marks of Customer.
Rules and Regulations shall mean the by-laws, operating rules, and any other rules, regulations, policies, requirements and procedures (including Vendor’s standards) of each Association as each may be amended from time to time and shall mean any and all applicable laws, rules, and regulations affecting the Credit Card Program.
B. TERM
The term of this Addendum shall commence                     , 20                     , and shall continue for a term of                     years from the 1st day of the calendar month following the above date (“Initial Term”). Except as hereafter provided, unless either party gives written notice to the other party at least 180 days prior to the expiration of any term, the Agreement and this Addendum shall be automatically extended for additional periods equal to the Initial Term.
C. COMPENSATION
The amounts payable to Customer are set forth in Exhibit A attached hereto and incorporated herein by this reference, as those may change from time to time. Vendor or its nominee will, at Vendors sole discretion, (1) initiate direct credits to Customer’s designated account via ACH, or (2) offset such amounts against Vendor’s invoices for other services. Customer acknowledges that Vendor and/or its designees shall accept payments from Cardholders.
D. DUTIES OF CUSTOMER
1)	Solicitation of Customers: Customer shall use its best efforts to promote to Customer’s customers, and to the general public in Customer’s geographical area, new Cards. Customer agrees it will not take actions that might detract from Vendor’s efforts to promote the Card or Program. Customer agrees it will not make any oral or written statement, in advertising or otherwise, to any applicant or prospective application that would discourage a reasonable person from submitting a Card application. Customer shall solicit and may recommend to Vendor approval of credit card applications. Vendor reserves the right of final acceptance or denial of such applications and shall perform all underwriting in its sole discretion. Vendor, and not Customer, shall determine the pricing and other contractual terms of the Cards, including but not limited to, the annual percentage rate, annual fees (if any), other Card fees (if any) and the credit limits to be made available to Cardholders in accordance with its standard practices for the Credit Card Program, as those may change from time to time. Vendor shall make all credit decisions and shall bear all credit risks with respect to each Card. Vendor shall be responsible for communicating with Cardholders and Card applicants about any adverse action decision Vendor makes with respect to a Card or a Card application. Customer shall have no contractual relationship with any Cardholder pertaining to the Cards. Vendor reserves the right to cancel or revoke use of any Card at any time without notice. All applications will be submitted to Vendor with sufficient credit criteria and documentation as may be required by Vendor. Customer shall display and make available to the general public at each of its offices and/or branches Vendor’s Card applications and the collateral marketing materials Vendor supplies from time to time. Subject to applicable laws and regulations, Vendor may also solicit and issue its Cards to any residents of the geographical area(s) in which Customer is located and/or doing business using Customer’s Marks. Vendor may, at Vendor’s expense, insert generic promotional, educational, disclosure or any other material in monthly Cardholder statements.

2)	Marketing Support Obligations: During the Initial Term of this Addendum and any extensions or renewals thereof, Customer agrees that it will: (i) actively support and promote the Credit Card Program; (ii) communicate about the Program in a manner, to the best of its efforts, that accurately and clearly represents the Program; (iii) respond to inquiries about the Program by referring such inquiries to Vendor and/or designee or by distributing then current advertising materials; (iv) provide a link from any Customer internet site to a site designated by Vendor; (v) forward any correspondence received by Customer that is intended for Vendor (e.g. applications, payments, billing inquiries, etc.) promptly upon receipt; and (vi) provide Vendor with a Mailing List (free of charge) upon the request of Vendor in accordance with applicable privacy laws and regulations. Customer shall provide the initial Mailing List to Vendor within 30 days of execution of this Addendum. Each time

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Customer provides Vendor with a Mailing List. Customer represents and warrants that: (a) any individual identified on a Mailing List sent to Vendor will have received a notice from Customer accurately disclosing the circumstances under which Customer might share nonpublic personal information about such individual with nonaffiliated third parties such as Vendor (“Privacy Notice”; and (b) any such individual will have been given a reasonable opportunity to exercise any opt-out rights with Customer before information is shared with Vendor. To the extent Customer may share with Vendor nonpublic personal information about individuals so that Vendor may promote Cards that are jointly offered, endorsed, or sponsored by Vendor and Customer, Vendor agrees that it shall not disclose or use the information it receives about such individuals for purposes other than to carry out marketing and services related to Cards or to the extent otherwise permitted by applicable law.

3)	Statement Messaging: Upon thirty (30) days advance written notice from Customer, Vendor will insert statement messages advertising Customer’s financial products and services on billing statements to Cardholders Vendor reserves the right to limit the length and/or content of such statement messages in its reasonable discretion. If the requested statement message(s) exceed Vendor’s length limits, Customer agrees to pay all reasonable incremental costs, including, but not limited to postage.

4)	Cardholder Information: Customer agrees to supply all requested information for establishing each Card on Vendor’s system and shall forward the same to Vendor in Vendor’s designated format.

5)	Financial statements: Within 30 days of Vendor’s written request, Customer shall provide Vendor with an audited financial statement for Customer’s most recent fiscal year end and/or quarterly financial statements prepared and certified by Customer’s chief financial officer.

6)	Conversion and Deconversion: Customer agrees to be responsible for all direct and indirect costs (including but not limited to those incurred by Vendor) in connection with and/or related to Customer’s conversion to Vendor at the commencement of this Addendum and Customer’s deconversion from Vendor at the termination of this Addendum and/or related to any conversion by Customer.

7)	Association Agreements: Customer agrees that it shall execute any Association documentation deemed necessary by Vendor in order for Customer to participate in the Program. This documentation may include, bus shall not be limited to, membership agreements and sponsorship agreements.

8)	Non-solicitation of Customers: Customer represents and warrants to Vendor that, for a period of 120 calendar months following the date of termination of this Addendum AC, Customer shall not directly or indirectly undertake or permit marketing or solicitation of Cardholders for any credit card products.

E.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Customer makes all of the representations and warranties set forth in this Section E and each Card issued by Vendor hereunder shall constitute a further making of all such representations and warranties:
1)	Organization of Powers: Customer hereby warrants and represents that (i) it is a federally-insured financial institution duly organized, validly existing, and in good standing under the laws of the United States of America; (ii) the execution and delivery of this Addendum and the performance of the transactions contemplated hereby, are authorized by all necessary Customer corporate action, (iii) Customer’s execution and delivery of this Addendum and performance hereunder do not contravene, violate or conflict with, or constitute a default under any provision of applicable law or regulation or of the charter of by-laws of Customer or of any agreement, contract, instrument, commitment, judgment, injunction, order, decree, or other instrument binding on Customer.

2)	Association Service Marks: Customer hereby acknowledges that VISA is the owner of the service marks VISA, and the “blue, white and gold bands” and MasterCard is the owner of the service marks MasterCard, and “the distinctive design consisting of red and yellow interlocking circles”. Customer warrants that it will do nothing inconsistent with such ownership and that it will in no way cause dilution of such service marks, or any other service marks or copyrights now or hereafter owned and adopted by VISA and/or MasterCard.

3)	Marketing Rights: Customer hereby grants Vendor the exclusive right and license, during the Initial Term and any extensions or renewals thereof, to solicit individuals or businesses for new credit card account relationships and Cards using Customer’s Marks and to issue Cards for such individuals who qualify, based on Vendor’s credit criteria. Nothing contained in this Addendum, however, shall preclude Vendor on its own behalf or on the behalf of any of its other customers, acting by itself or through its or their respective affiliates, offices or branches, from soliciting for credit card account relationships using i) take-ones and other printed product materials displayed at its or their respective branches; and/or ii) outbound mail or telephone solicitations of applications for credit cards from individuals or businesses; and/or iii) outbound mail or telephone solicitations of prescreened individuals or businesses for Cards.

4)	Customer’s Service Marks: Customer hereby grants Vendor the exclusive third party right and license, during the term of this Addendum (including the Initial Term and any extension or renewal thereof), to use Customer’s Marks on Card plastics, periodic statements, credit card applications and Cardholder agreements in connection with ongoing account servicing, activation and retention activities directed at Cards. On or after expiration of this Addendum, Cards owned by Vendor may continue to bear the Marks until their next scheduled reissue date. Vendor acknowledges, however, that it is not acquiring any right, title, interest in the Marks, which shall at all times be the property of Customer.

5)	Marketing Materials: Customer agrees that it shall appropriately use the Program credit card applications and collateral marketing materials as provided to Customer by Vendor without alteration. Customer further agrees to submit in advance any and all requests for alterations to advertising and promotional material to Vendor for final approval, Customer agrees to make no misleading statement concerning sponsorship of the Program. Customer further agrees that to the extent applicable, it will comply with all provisions of the licensing agreements between Vendor and VISA, and Vendor and MasterCard. Customer agrees to support all marketing initiatives generated by Vendor.

6)	Marketing Approvals: At all times during the Initial Term and any extensions or renewals thereof, Customer shall designate an employee to act as a liaison with respect to the Program and the Cards (the “Customer Liaison”). Vendor shall work with the Customer Liaison to roll out new Program marketing programs. Vendor shall be entitled to rely on and accept the signature of the Customer Liaison as evidencing any approvals required from Customer pursuant to this Addendum, including but not limited to Vendor’s use of the Marks. Failure of the Customer Liaison to respond to Vendor’s request for approval within thirty (30) days of request shall be deemed an approval by Customer.

7)	Rules and Regulations; Compliance With Laws: Customer warrants that it will abide by all the provisions in the Rules and Regulations which may be amended from time to time and which are applicable to Customer in connection with the Program. Customer further agrees that it shall comply with all

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federal, state, and local laws, rules and regulations applicable to its business operations and its participation in the Program, including without limitation the federal Equal Credit Opportunity Act, the federal Gramm-Leach-Bliley Act, the federal Fair Credit Reporting Act, and the federal Truth in Lending Act.

8)	Card Information and Ownership: Customer will supply all necessary Cardholder information and other information deemed necessary by Vendor for establishing each Card and shall forward the same to Vendor. Customer acknowledges that Vendor or its designee shall at all time be the owner of all rights and interests in all Cards.

9)	Collection Services: Vendor and/or its designee shall have the exclusive right of and responsibility for collection of all Card accounts. Upon request by Vendor, however, Customer shall cooperate in providing such additional Cardholder information as may be deemed necessary by Vendor to assist Vendor in its collection efforts.

10)	Exclusivity: The parties agree that the Program shall be the exclusive program Customer may use or promote or from which Customer may benefit related to the issuance of any product or service similar to the Cards. Customer shall not for the length of the term of this Addendum issue, promote, or market any product or service similar to the Cards, or assist any third party in doing the same, whether Customer is acting on its own behalf and/or by, through, or for any third party.

11)	In the event Customer becomes aware of any information that indicates that any representation or warranty set forth in this Section E is or may be inaccurate or incomplete, Customer will immediately make Vendor aware of such information in writing.

12)	Relationship of the Parties: Notwithstanding anything herein to the contrary, the parties hereto are independent contractors and shall not be deemed to be joint venturers with a partner or employee of the other. Neither party shall have the power or authority to bind the other. Customer agrees that Customer shall not have the right or authority to receive on Vendor’s behalf notices or other communications (including without limitation, billing error notices) from Cardholders.
F. INDEMNIFICATION
CUSTOMER ACKNOWLEDGES THAT THERE ARE RISKS ASSOCIATED WITH ITS PARTICIPATION IN THE PROGRAM HEREUNDER, NOTWITHSTANDING ANY ACT OR FAILURE TO ACT OF VENDOR, CUSTOMER ASSUMES ALL SUCH RISKS AND CUSTOMER ACKNOWLEDGES THAT VENDOR SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT THERETO UNLESS SUCH LIABILITY IS DIRECTLY AND SOLELY RELATED TO THE GROSS NEGLIGENCE AND/OR WILLFULL MISCONDUCT OF VENDOR.
Customer agrees to indemnify and hold harmless Vendor against any and all losses, liabilities, claims by third parties, and damages of any and every kind arising out of or attributed, directly or indirectly, to any or all of the following: i) Customer’s performance and/or non-performance of any of its obligations under this Addendum, or the incorrectness or falsity of any representation or warranty of Customer set forth in this Addendum; ii) any violation by Customer of the Rules and Regulations; iii) any damages arising out of or related to Customer’s participation in the Program.
G. MODIFICATION
In the event any Association changes its Rules and Regulations in any manner, Vendor may, at its option, modify this Addendum and/or the Program as needed to comply with the Association’s standards upon written notice to Customer and/or may terminate this Addendum upon 60 days prior written notice to Customer.
THE PARTIES ACKNOWLEDGE THAT THE MASTER DATA PROCESSING AGREEMENT BETWEEN THEM, AS SUPPLEMENTED BY THIS AND OTHER ADDENDA, SETS FORTH THE COMPLETE AND EXCLUSIVE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE PROGRAM AND UNLESS SPECIFICALLY PROVIDED FOR IN THIS ADDENDUM, THE PROGRAM DESCRIBED HEREIN SHALL NOT INCLUDE ANY OF THE SERVICES OUTLINED IN THE DEFINITIONS AND GENERAL SERVICES ADDENDUM OR OTHER ADDENDA WHICH MAY BE A PREREQUISITE FOR THE PROGRAM DESCRIBED HEREIN.

FIFTH THIRD BANK

By:

Name:

Title:

Date:

CUSTOMER:

By:

Name:

Title:

Date:

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